                                               Filed Pursuant to Rule 424 (b)(5)
PROSPECTUS SUPPLEMENT                          Registration No. 333-85162
(To Prospectus dated May 9, 2002)

                               12,000,000 Shares

                    [MERISTAR HOSPITALITY CORPORATION LOGO]

                                  Common Stock

--------------------------------------------------------------------------------

We are offering 12,000,000 shares of common stock of MeriStar Hospitality Corporation. Our common stock is traded on the New York Stock Exchange under the symbol "MHX." The last reported sale price of our common stock on the New York Stock Exchange on April 22, 2004 was $6.58 per share.

Investing in the shares involves risks. "Risk Factors" begin on page S-9 of this prospectus supplement.

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................    $6.25     $75,000,000
Underwriting discounts and commissions......................    $0.18     $ 2,160,000
Proceeds to MeriStar Hospitality Corporation (before
  expenses).................................................    $6.07     $72,840,000

We have granted the underwriter a 30-day option to purchase up to an additional 1,800,000 shares of common stock on the same terms and conditions as set forth above to cover over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, the underwriter, expects to deliver the shares on or about April 28, 2004.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

April 23, 2004

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT......     i
SUMMARY...............................   S-1
RISK FACTORS..........................   S-9
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........  S-22
USE OF PROCEEDS.......................  S-23
CAPITALIZATION........................  S-24
PRICE RANGE OF COMMON STOCK...........  S-25
DIVIDEND POLICY.......................  S-25
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................  S-26
UNDERWRITING..........................  S-43
LEGAL MATTERS.........................  S-46
EXPERTS...............................  S-46

                                        PAGE
                                        ----
                 PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION...     2
INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................     2
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..........     4
MERISTAR HOSPITALITY CORPORATION......     5
USE OF PROCEEDS.......................     6
RATIO OF EARNINGS TO FIXED CHARGES....     6
DESCRIPTION OF COMMON STOCK OF
  MERISTAR............................     7
DESCRIPTION OF PREFERRED STOCK OF
  MERISTAR............................    15
DESCRIPTION OF DEPOSITARY SHARES OF
  MERISTAR............................    17
DESCRIPTION OF DEBT SECURITIES OF
  MERISTAR............................    21
DESCRIPTION OF WARRANTS OF MERISTAR...    30
DESCRIPTION OF DEBT SECURITIES OF
  MERISTAR PARTNERSHIP................    31
DESCRIPTION OF THE GUARANTEES.........    41
PLAN OF DISTRIBUTION..................    42
LEGAL MATTERS.........................    43
EXPERTS...............................    43

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes certain matters relating to us, this offering and our financial condition. The second part, the base prospectus, describes the common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

     You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer or sale of these securities is not permitted. In addition, the information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     In this prospectus supplement, "we," "us," "our," the "company" and "MeriStar" refer to MeriStar Hospitality Corporation and its subsidiaries, unless it is clear from the context that we mean only MeriStar Hospitality Corporation. The following summary highlights basic information about MeriStar and this offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our company and this offering, you should read this entire document, including "Risk Factors" beginning on page S-9 and the documents incorporated by reference. Some of the statements in this "Summary" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements" on page S-22 of this prospectus supplement and page 4 of the accompanying prospectus.

                                  THE COMPANY

     MeriStar Hospitality Corporation is a real estate investment trust, or REIT, and owns a portfolio of primarily upscale, full-service hotels and resorts. Our portfolio is diversified geographically as well as by franchise and brand affiliations. As of March 31, 2004, we owned 81 hotels with 22,236 rooms. Eight of these hotels, with 2,198 rooms are currently planned for disposition. Our hotels are located in major metropolitan areas, rapidly growing secondary markets or resort locations in the United States and one in Canada. Substantially all of our hotels are operated under internationally recognized brand names such as Hilton(R), Sheraton(R), Marriott(R), Westin(R), Doubletree(R), Embassy Suites(R) and Radisson(R).

     We believe the upscale, full-service segment of the lodging industry offers attractive potential operating results and investment opportunities in the long-term. The real estate market has experienced a significant slowdown in the construction of upscale, full-service hotels. However, upscale, full-service hotels have particular appeal to both business executives and upscale leisure travelers. We believe the combination of these factors offers good long-term potential ownership opportunities for us in this sector of the lodging industry.

     We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, merged with CapStar Hotel Company. In connection with this merger, we created MeriStar Hotels & Resorts, Inc. to be the lessee and manager of nearly all of our hotels. On July 31, 2002, MeriStar Hotels merged with Interstate Hotels Corporation to form Interstate Hotels & Resorts, Inc. Interstate Hotels currently manages all 81 of our hotels. We and Interstate Hotels have entered into an intercompany agreement that governs a number of aspects of our relationship. In addition, our Chief Executive Officer and Chairman of the Board, Paul W. Whetsell, is the Chairman of the Board of Interstate Hotels.

     Our principal executive offices are located at 4501 N. Fairfax Drive, Arlington, Virginia 22203. Our telephone number is (703) 812-7200. We maintain a web site on the Internet at www.meristar.com. The contents of our web site are not part of this prospectus.

                               PORTFOLIO STRATEGY

     Given the challenging operating environment that has resulted from a sluggish economy coupled with the current geopolitical situation, and disruptions caused by the threat of further terrorist attacks, we continue to focus on maximizing the profitability of our existing hotels by actively overseeing their operation by Interstate Hotels. Our Asset Management Group, which consists of senior level hotel operators, and construction and engineering experts, concentrates on maximizing all potential revenue management profitability options at our hotels. One of the initiatives we have undertaken to focus on the performance of our assets is the implementation of a strategic energy program. This program began in late 2003 and is designed to help us stabilize the increasingly volatile energy costs at our hotels. Through this program, we are able to achieve competitive pricing for our electric and natural gas purchases throughout the country. During 2003, we also took steps to strengthen our balance sheet and to maintain financial flexibility and liquidity in order to enhance our capacity to address the uncertain operating environment that currently exists. We initiated an aggressive capital expenditure reinvestment program for our core assets. We feel this program is necessary to maintain asset values and to properly position our hotels for any industry recovery. We expect to spend approximately $225 million pursuant to our renovation program over the next two years, with approximately $125 million to be spent in 2004. The emphasis will be on completing these projects on budget with minimal disruptions to operations. We will focus on complete room and facility renovations, eliminating to the degree possible, piecemeal work where the typical consumer might not ascribe value to the improvements. We believe we are timing this work appropriately to take full advantage of the anticipated industry recovery. The properties we are now marketing for sale typically have higher per room capital expenditure requirements than our core assets. Sales of these properties will allow us to focus our capital spending dollars in the future on our core portfolio.

ASSET DISPOSITIONS

     During 2003, we began executing one of our key short-term strategies, which is to sell selected non-core assets in order to begin repositioning our portfolio into one generally consisting of larger assets with significant meeting space in urban or high-end resort locations. Many of these non-core assets were acquired as part of portfolios of assets. We have focused on the disposition of non-core assets that generally possess one or more of the following characteristics:

     - limited future growth potential;

     - secondary market location;

     - secondary brand affiliation;

     - higher than average capital expenditure requirements; or

     - location in a market in which our portfolio is over-weighted.

     As permitted under the indentures governing our various outstanding debt securities, we intend to use a majority of the proceeds from any asset sales, within a specified period of time, to repurchase our senior debt, to reinvest in our core assets and to fund acquisitions. Since January 1, 2003, we have sold 26 hotels with 5,345 rooms for total gross proceeds of $202.2 million in cash. We currently have eight further hotels planned for disposition, from which we expect to generate proceeds of approximately $60 million to $70 million. Contract negotiations are in progress with potential purchasers for most of the remaining hotels designated for disposition. We expect to complete the majority of these dispositions during the second quarter of 2004. In 2003, we withdrew eight assets from our planned disposition program because our liquidity had greatly improved, and we expect to realize greater value by holding these assets as we move into an expected economic recovery. We may reintroduce some or all of these assets to the market at a later date if we believe that adequate pricing levels can be achieved by doing so. We recognized impairment losses totaling $295 million ($131.6 million is included in discontinued operations) related to our asset disposition program during the year ended December 31, 2003, which included an additional impairment charge in the fourth quarter of $9.4 million. These impairment charges were based on our estimates of the fair value of the properties included in our disposition program during the year. These estimates require us to make assumptions about the disposition prices that we expect to realize for each property as well as the timing of a potential disposition. In making these estimates, we consider the operating results of the assets, the market for comparable properties, and quotes from brokers, among other information. Our ability to realize the estimated proceeds from the eight remaining hotels we seek to sell is, however, dependent upon finding qualified buyers willing to pay a purchase price that we consider reasonable and other factors that could cause the actual proceeds we realize to be different from our estimates, including those discussed under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements."

     In addition, we may from time to time receive offers on other assets that we might consider selling. While we always consider any opportunities that may improve our financial condition or results of operations, we are not actively marketing any assets other than the properties previously discussed.

     We are aided in our disposition program by the fact that we can terminate the management agreement of any hotel we sell, in most cases subject to the payment of a termination fee, as well as the fact that 50 of our current 81 assets are unencumbered, and only 11 of those assets are subject to ground leases. Excluding the eight assets included in our disposition program, we would have 43 unencumbered assets and ten subject to ground leases.

     As we dispose of the eight remaining assets in our disposition program, we may incur termination obligations due to Interstate Hotels of up to a maximum of approximately $5.4 million, assuming the disposition of all eight of the properties in 2004 and assuming buyers of our hotel properties elect to have the properties managed by parties other than Interstate Hotels or do not assume the obligation as part of the disposition transaction. In addition, we may be obligated to pay Interstate Hotels termination fees of up to a maximum of approximately $9.8 million with respect to the 26 properties we have already sold.

ASSET ACQUISITIONS

     One of our key strategies includes the acquisition of high quality, upscale full-service hotels strategically located in major urban markets or destination resorts. Our target hotels would generally be branded, larger hotels with significant meeting space and may involve management contracts with hotel brand owners where our long-term investment focus makes us a preferred owner. We intend to acquire assets with strong existing cash flow and use little or no leverage in the near term to finance these potential acquisitions, thereby enabling us to improve our overall leverage and interest coverage levels. In pursuing this strategy, we may be somewhat limited by the terms of our senior note indentures, which limit our ability to obtain financing beyond certain limited exceptions (including up to $250 million of mortgage indebtedness and $50 million of general indebtedness) to acquire assets (as we are below the required fixed charge coverage ratio of 2 to 1, at which level we would be permitted to generally incur debt without restriction).

     As part of our asset acquisition strategy, in April 2004, we announced that we had signed a definitive agreement to acquire the four-star, four-diamond Ritz-Carlton Pentagon City in Arlington, VA for $93 million. Located 10 minutes from downtown Washington, D.C., and five minutes from Reagan National Airport, the 366-room luxury hotel will be operated by Ritz-Carlton. The transaction is expected to close during the second quarter, subject to customary closing conditions. The hotel features nearly 18,000 square feet of meeting space, which can accommodate meetings of up to 900 guests.

                              RECENT DEVELOPMENTS

EXPECTED REVPAR FOR THE FIRST QUARTER OF 2004

     On April 12, 2004, we announced that, based on preliminary results, first quarter 2004 revenue per available room (RevPAR) for our 73 core hotels is expected to increase approximately 2.7 percent over the same for the 2003 first quarter.

NEW INTEREST RATE SWAP AGREEMENT

     In early April 2004, we entered into an interest rate swap on our $307 million collateralized mortgage-backed secured loan due 2009, effectively converting the interest the facility bears from a fixed rate to a floating rate. The new floating rate is currently LIBOR plus 444 basis points, or approximately 5.54% percent, compared to the original fixed rate of 8.01%.

DEBT FOR EQUITY EXCHANGES AND REPURCHASES OF OUTSTANDING DEBT

     Since December 31, 2003, we have acquired approximately $49.2 million of our 8 3/4% senior subordinated notes due 2007 through the issuance of approximately 8.1 million shares of our common stock. We expect to retire the remaining approximately $33.9 million of senior subordinated notes by the end of the third quarter of 2004. In addition, since December 31, 2003, we have purchased from available cash approximately $75.1 million of our senior unsecured notes, including approximately $18.0 million of our 9% senior unsecured notes due 2008, approximately $35.3 million of our 9 1/8% senior unsecured notes due 2011, and approximately $21.8 million of our 10 1/2% senior unsecured notes due 2009. Following these repurchases, we had as of April 22, 2004, approximately $870.5 million of outstanding senior unsecured notes.

RELATIONSHIP WITH INTERSTATE HOTELS

     Since the July 2002 merger that formed Interstate Hotels, we and Interstate Hotels have separated the senior management teams of the two companies in order to allow each senior management team to devote more attention to its respective company's matters. In October 2003, Paul W. Whetsell, who was the Chief Executive Officer and Chairman of the Board of Directors of both Interstate Hotels and our company, resigned as Chief Executive Officer of Interstate Hotels, remaining as an executive Chairman of Interstate Hotels. Also in October 2003, Steven D. Jorns, who was the Vice Chairman of our Board of Directors, resigned from that position and subsequently became Chief Executive Officer of Interstate Hotels, and J. Taylor Crandall, one of our directors who was also a director of Interstate Hotels, resigned as a director of Interstate Hotels. In December 2003, our Board of Directors and that of Interstate Hotels each formed a special committee of independent directors to explore further changes to the relationship between our company and Interstate Hotels, including possible changes to the terms, or complete elimination, of the intercompany agreement. Discussions also include possible changes to the provisions of the various management agreements relating to our hotels, including the method of calculation for the incentive fee and termination fees. Because discussions are ongoing, there can be no assurance that any such changes will occur. Effective as of March 31, 2004, Mr. Whetsell severed his employment relationship with Interstate Hotels and remains as a non-executive Chairman of Interstate Hotels.

REDEMPTION OF OUTSTANDING CLASS D OP UNITS

     On April 9, 2004, in accordance with the terms of the certificate of designation for the outstanding Class D OP Units of our operating partnership, MeriStar Hospitality Operating Partnership, L.P., we redeemed all 392,157 outstanding Class D OP Units at a price of $22.16 per unit, plus accrued and unpaid preferential distributions on those units, for an aggregate consideration of approximately $8.8 million. The Class D OP Units had become redeemable at the option of the holder on April 1, 2004.

                                 OUR PROPERTIES

     The following is a summary of our current brand affiliations:

                                                              NUMBER OF
                                                              PROPERTIES
                                                              ----------
Hilton brands:
  Hilton and Hilton Suites..................................      19
  Doubletree and Doubletree Guest Suites....................       8
  Embassy Suites............................................       3
Six Continents brands:
  Holiday Inn...............................................       5
  Crowne Plaza and Crowne Plaza Suites......................       2
  Holiday Inn Select........................................       2
Starwood brands:
  Sheraton and Sheraton Suites..............................       9
  Westin....................................................       3
Marriott brands:
  Courtyard by Marriott.....................................       4
  Marriott..................................................       3
Radisson brands:
  Radisson..................................................       5
Park Plaza brands:
  Park Plaza................................................       2
Other.......................................................      16
                                                                 ---
     Total Hotels...........................................      81
                                                                 ===

     The eight hotels currently planned for disposition include one Holiday Inn Select, one Hilton, one Sheraton, one Courtyard by Marriott, and four others (two Park Plazas, one Wyndham and one Wyndham Garden).

                                  THE OFFERING

ISSUER........................   MeriStar Hospitality Corporation.

COMMON STOCK OFFERED..........   12,000,000 shares.

COMMON STOCK TO BE OUTSTANDING
AFTER THIS OFFERING...........   86,937,158 shares.

VOTING RIGHTS.................   Each share of common stock is entitled to one
                                 vote.

DIVIDEND POLICY...............   In order to maintain our qualification as a
                                 REIT, we normally are required to make annual distributions to our stockholders of at least
                                 90% of our taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gains). We will be subject to income tax on undistributed real estate investment trust taxable income and net capital gain and be subject to an excise tax on the amount by which our distributions are less than the sum of specified percentages of our income. We suspended our quarterly dividend payment in the fourth quarter of 2002. Based on our current operating levels, we do not expect to pay a dividend in 2004. See "Dividend
                                 Policy."

USE OF PROCEEDS...............   We estimate that we will receive net proceeds
                                 from this offering, prior to deducting
                                 expenses, of approximately $72.8 million, or approximately $83.8 million if the underwriter's over-allotment option is exercised in full. We plan to use net proceeds from this offering primarily for hotel acquisitions. To the extent the net proceeds from this offering are not used to acquire hotels, they will be used for general corporate purposes.

OWNERSHIP LIMITATIONS.........   The common stock that may be beneficially owned
                                 is subject to limitations under our charter.
                                 See the section of the base prospectus that accompanies this prospectus supplement under the caption, "Description of Common Stock of MeriStar -- Restrictions on Transfer," on page
                                 8 of the accompanying prospectus.

NEW YORK STOCK EXCHANGE SYMBOL
FOR OUR COMMON STOCK..........   Our common stock is traded on the New York
                                 Stock Exchange under the symbol "MHX".

     The number of shares of common stock outstanding, assuming the completion of this offering, is 78,789,624 shares, as of December 31, 2003, which does not include:

     - 1,800,000 shares that the underwriter has the option to purchase to cover over-allotments;

     - 8,848,703 shares underlying options outstanding as of December 31, 2003, at a weighted average exercise price of $15.88 per share;

     - 4,052,975 shares available as of December 31, 2003 for grant under our employee incentive plans;

     - 108,971 shares reserved for issuance upon conversion of our 4.75% convertible subordinated notes due 2004;

     - 16,699,406 shares reserved for issuance upon conversion of our 9 1/2% convertible subordinated notes due 2010; and

     - 8,138,728 shares issued in exchange for our outstanding senior subordinated notes since December 31, 2003.

                                  RISK FACTORS

     You should read the "Risk Factors" section beginning on page S-9 to understand the risks associated with an investment in the common stock.

                            SELECTED FINANCIAL DATA

     The following table sets forth summary selected historical consolidated financial data derived from our audited consolidated financial statements and other information as of and for each of the five years presented. The following information should be read in conjunction with our audited consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated in this prospectus by reference.

                                                   2003          2002          2001          2000          1999
                                                ----------    ----------    ----------    ----------    ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
SUMMARY OF OPERATIONS, YEAR ENDED DECEMBER 31:
Total revenue.................................  $  843,834    $  865,693    $  929,321(A) $  341,635    $  316,439
Interest expense, net.........................    (141,443)     (136,880)     (122,655)     (118,221)     (101,687)
Minority interest income (expense)............      17,877        10,574         2,958       (10,240)      (11,069)
(Loss) gain on sale of assets(B)..............          --            --        (2,176)        3,495            --
(Loss) income from continuing operations(C)...    (253,977)      (67,674)      (17,235)       72,914        65,724
(Loss) income from discontinued
  operations(D)...............................    (134,887)      (93,574)      (25,527)       32,947        33,240
Net (loss) income.............................    (388,864)     (161,248)      (42,762)      105,861        98,964
Basic (loss) earnings per share from
  continuing operations.......................       (5.00)        (1.51)        (0.40)         1.56          1.39
Diluted (loss) earnings per share from
  continuing operations.......................       (5.00)        (1.51)        (0.40)         1.55          1.46
Dividends per common share....................          --          0.03         1.525          2.02          2.02
FINANCIAL POSITION AS OF DECEMBER 31:
Property and equipment, net...................  $2,086,889(E) $2,559,937(E) $2,786,297    $2,906,501    $2,936,293
Cash and cash equivalents.....................     230,884        33,896        23,448           250         2,556
Total assets..................................   2,487,939     2,798,020     3,009,860     3,013,008     3,094,201
Long-term debt................................   1,638,028     1,654,102     1,700,134     1,638,319     1,676,771
Number of shares of common stock
  outstanding.................................      66,790        45,231        44,524        44,380        47,257
OPERATING DATA FOR OWNED HOTELS AND PROPERTIES:
Number of hotels as of December 31............          92           107           112           114           116
Number of guest rooms as of December 31.......      24,733        27,581        28,653        29,090        29,348
Average occupancy(F)..........................        66.3%         66.0%         67.2%         73.1%         72.7%
ADR(G)........................................  $    97.74    $   101.84    $   108.74    $   111.52    $   105.37
RevPAR(H).....................................  $    64.83    $    67.26    $    73.03    $    81.52    $    76.56

---------------

(A) Until January 1, 2001, Interstate Hotels leased substantially all of our hotels from us, and we received participating lease revenue from Interstate Hotels, which represented a specified percentage of each hotel's revenue. Under the leases, Interstate Hotels recorded all of the operating revenues and expenses of the hotels in its statements of operations, and we recorded lease revenue earned under the lease agreements in our statement of operations. Effective January 1, 2001, in connection with changes permitted by the REIT Modernization Act, Interstate Hotels assigned the hotel leases to our newly created, wholly-owned, taxable REIT subsidiaries, and our taxable REIT subsidiaries entered into management arrangements with Interstate Hotels to manage the hotels. As a result of this change, our wholly-owned taxable REIT subsidiaries have assumed the operating risks and rewards of the hotels and now pay Interstate Hotels a management fee to manage the hotels for us. Effective January 1, 2001, we began recording all of the revenues and expenses of the hotels in our statements of operations, including the management fee paid to Interstate Hotels. As a result, our operating results for the years ended after December 31, 2000 are not directly comparable to those for the years ended prior to December 31, 2001.

(B) During 2001, we sold two hotels for a loss. During 2000, we sold three limited-service hotels for a gain.

(C) Continuing operations included losses on asset impairments related to our hotel portfolio of $163.4 million, $6.9 million, and $2.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. For the year ended December 31, 2003, continuing operations also included an impairment loss of $25.0 million on our investment in MeriStar Investment Partners, L.P.

    We adopted the provisions of Statement of Financial Accounting Standards
    (SFAS) No. 145 on January 1, 2003. Certain provisions require that all gains and losses from extinguishments of debt be classified as extraordinary only if the gains and losses are from unusual or infrequent transactions. Prior period amounts that do not meet this definition are required to be reclassified. Our prior period extraordinary items were reclassified, and in the future we expect any gains and losses from the extinguishment of our debt to be classified as a component of continuing operations. Prior period amounts reclassified to continuing operations were as follows:

    - during 2001, we repaid term loans under our previous credit facility and wrote off deferred financing costs associated with this facility totaling $2.7 million, net of tax;

    - during 2000, we repurchased some of our 4.75% convertible notes at a discount, resulting in a $3.1 million gain, net of tax, on the repurchase; and

    - during 1999, we refinanced some of our loan facilities and wrote off deferred financing costs associated with these facilities totaling $4.5 million, net of tax.

(D) We adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," on January 1, 2002. SFAS 144 requires that current and prior period operating results of any asset that has been classified as held for sale or has been disposed of on or after January 1, 2002, including any gain or loss recognized, to be recorded as discontinued operations. During 2003, we sold 15 hotels in separate transactions for an aggregate of $127.9 million in cash. As of December 31, 2003, we had seven hotels classified as held for sale, six of which were sold in early 2004 for an aggregate of $44.5 million in cash. During 2002, we sold five hotels in separate transactions for an aggregate of $60.7 million in cash. Discontinued operations included losses on asset impairments of $131.7 million, $71.8 million, and $41.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

(E) Includes $51 million and $110 million of assets held for sale as of December 31, 2003 and 2002, respectively.

(F) Total number of rooms occupied by hotel guests on a paid basis, divided by total available rooms. Prior periods have been restated to reflect occupancy data for the 85 hotels included in continuing operations as of December 31, 2003.

(G) Average Daily Rate, or ADR, represents total room revenue divided by total number of rooms occupied by hotel guests on a paid basis. Prior periods have been restated to reflect ADR for the 85 hotels included in continuing operations as of December 31, 2003.

(H) Revenue Per Available Room, or RevPAR, represents total room revenue divided by total available rooms. Prior periods have been restated to reflect RevPAR for the 85 hotels included in continuing operations as of December 31, 2003.

                                  RISK FACTORS

     An investment in the common stock involves a significant degree of risk. Before you decide to invest, you should consider carefully all of the information in this prospectus and, in particular, the following factors. Some statements in "Risk Factors" are forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

FINANCING RISKS

  We are highly leveraged; our significant amount of debt could limit our operational flexibility or otherwise adversely affect our financial condition.

     As of December 31, 2003, we had approximately $1.6 billion of total debt outstanding, or 71% of our total capitalization, and approximately $230.9 million of unrestricted cash and cash equivalents. The following details our debt outstanding as of December 31, 2003 (dollars in thousands):

                                                                     INTEREST
                                                        TOTAL          RATE     MATURITY
                                                      ----------     --------   --------
Convertible subordinated notes......................  $    3,705       4.75%      2004
Senior subordinated notes...........................      83,438(a)    8.75%      2007
Senior unsecured notes..............................     300,000(a)    9.00%      2008
Senior unsecured notes..............................     250,000(a)   10.50%      2009
Collateralized mortgage-backed securities (CMBS)....     309,035       8.01%(b)   2009
Convertible subordinated notes......................     170,000       9.50%      2010
Senior unsecured notes..............................     400,000(a)   9.125%      2011
Mortgage and other debt.............................      27,011       8.89%    Various
CMBS................................................     100,765       6.88%      2013
Unamortized issue discount..........................      (5,926)       N/A       N/A
                                                      ----------
                                                      $1,638,028
                                                      ==========
Average maturity....................................        5.79years
Average interest rate...............................         8.9%

---------------

(a) Since December 31, 2003, we have redeemed approximately $49.2 million of senior subordinated notes, approximately $18.0 million of 9% senior unsecured notes due 2008, approximately $35.3 million of 9.125% senior unsecured notes due 2011 and approximately $21.8 million of 10.50% senior unsecured notes due 2009.
(b) In early April 2004, we entered into an interest rate swap on this facility, effectively converting the interest the facility bears from a fixed rate to a floating rate. The new floating rate is currently LIBOR plus 444 basis points, or approximately 5.54% percent, compared to the original fixed rate of 8.01%.

     We also have a senior secured credit facility, secured by six of our hotels, which is a revolving credit facility providing up to $50.0 million of available borrowings, maturing in December 2006, bearing interest at a variable rate per year of LIBOR plus 450 basis points. We currently have no outstanding borrowings under that facility.

     We are subject to the risks normally associated with significant amounts of debt, including the risks that:

     - our vulnerability to downturns in our business, such as the one we are currently experiencing, is increased, requiring us to reduce our capital expenditures as described further in "-- Operating Risks" and restrict our ability to make acquisitions;

     - our cash flow from operations may be insufficient to make required payments of principal and interest;

     - we may be unable to refinance existing indebtedness, including secured indebtedness;

     - the terms of any refinancing may not be as favorable as the terms of existing indebtedness; and

     - we currently are, and may in the future be, unable to pay dividends on our common stock (See "--Risks Relating to the Common Stock").

  We may be required to refinance our indebtedness, and the failure to refinance our indebtedness would have an adverse effect on us.

     As of December 31, 2003, we had approximately $1.6 billion of total debt outstanding with an average maturity of 5.79 years. In addition, we may borrow up to $50 million on a revolving basis under our senior secured credit facility that matures in December 2006. If we do not have sufficient funds to repay our indebtedness at maturity, we may have to refinance the indebtedness through additional debt financing. This additional financing might include private or public offerings of debt securities and additional non-recourse or other collateralized indebtedness. If we are unable to refinance our indebtedness on acceptable terms, we might be forced to sell hotels or other assets on disadvantageous terms. This could potentially result in losses and impairments and adverse effects on cash flow from operating activities. If we are unable to make required payments of principal and interest on our indebtedness, our outstanding indebtedness could be accelerated and our properties could be foreclosed upon by the secured lenders with a consequent loss of income and asset value. Accordingly, the inability to refinance our indebtedness could adversely impact our ability to make payments on the notes.

  Some of our debt instruments have restrictive covenants that could affect our financial condition.

     All of our senior unsecured notes and senior subordinated notes, but none of our convertible subordinated notes, have either been co-issued or guaranteed by MeriStar Hospitality Operating Partnership, L.P., our principal operating subsidiary, and have also been guaranteed by most of our other subsidiaries. Our CMBS and mortgage debt and our new senior secured credit facility have been secured by specific properties.

     The indentures relating to some of our outstanding debt contain limitations on our ability to effect mergers and change of control events, as well as other limitations, including limitations on:

     - incurring additional indebtedness and issuing capital stock;

     - declaring and paying dividends;

     - selling our assets and using the proceeds from sales of assets;

     - conducting transactions with our affiliates; and

     - incurring liens.

     We currently have no outstanding borrowings under our senior secured credit facility. Our ability to borrow under this facility is subject to financial covenants, including leverage, fixed charge coverage and interest coverage ratios and minimum net worth requirements. Our compliance with these covenants in future periods will depend substantially upon the financial results of our hotels. The agreement governing our senior secured credit facility limits our ability to effect mergers, asset sales and change of control events and limits the payments of dividends other than those required for us to maintain our status as a REIT, and our ability to incur additional secured and total indebtedness. The agreement also contains customary events of default, including the loss of our REIT status and a cross-default provision, which would be triggered by a non-payment, a default or an acceleration of, $50 million or more of non-recourse indebtedness secured by our assets or $5 million or more of any other indebtedness.

     The indentures relating to our senior unsecured notes and our senior subordinated notes significantly restrict our ability to incur indebtedness and pay dividends, and our ability to acquire or prepay certain of our debt if our fixed charge coverage ratio (as defined in these indentures) is less than 2 to 1 for our most recently ended four fiscal quarters. This ratio has been less than 2 to 1 since March 2002 and was significantly less than 2 to 1 as of December 31, 2003.

     Debt instruments we issue in future offerings will likely contain similar restrictive covenants. These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, they may require us to maintain specific financial ratios and to satisfy various financial covenants. We may be required to take action to reduce our debt or act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants.

     Our CMBS facility due 2009 is secured by a portfolio of 19 hotels and contains standard provisions that require the mortgage servicer to maintain in escrow cash balances for certain items such as property taxes and funding of capital expenditures. In addition, the facility contains a provision that requires our mortgage servicer to retain in escrow the excess cash from the encumbered hotels after payment of debt service if certain financial tests relating to the operation of the hotels are not met. This provision was triggered in October 2002 and will be effective until the hotels generate the minimum cash flow required for two consecutive quarters, at which time the cash being held in escrow will be released to us. Approximately $27.2 million of cash was held in escrow under this provision as of December 31, 2003. In July 2003, we signed an amendment to the loan agreement that permits the release of cash placed in escrow for all capital expenditures incurred on the 19 encumbered properties on or after April 1, 2003 (approximately $18.4 million as of December 31, 2003). Although the servicer will continue to retain in escrow any excess cash from the encumbered hotels, it will release cash for all capital expenditures we have incurred from April 1, 2003 through the date of the amendment and future capital expenditures we incur on the 19 properties.

  We may be able to incur substantially more debt, which would increase the risks associated with our substantial leverage.

     Although the terms of our debt instruments restrict our ability to incur additional indebtedness, neither our organizational documents nor those debt instruments prohibit the incurrence of additional indebtedness. If we add new debt to our current debt, including CMBS or other debt that we may issue, the related risks we now face could intensify and increase the risk of default on our indebtedness.

  Rising interest rates could have an adverse effect on our cash flow and interest expense.

     We may consider opportunities to convert fixed rate debt to floating rate debt in order to take advantage of current low rates for floating rate debt. In the future we may also incur indebtedness, including that under our new senior secured credit facility, bearing interest at a variable rate, or we may be required to refinance our existing indebtedness at higher interest rates. Accordingly, increases in interest rates could increase our interest expense and adversely affect our cash flow, reducing the amounts available to make payments on our indebtedness, make acquisitions or pursue other business opportunities.

OPERATING RISKS

  Acts of terrorism, the threat of terrorism, the possibility of conflicts with other countries in addition to Iraq, and the ongoing war against terrorism have had and will continue to have a negative effect on our industry and our results of operations.

     The terrorist attacks of September 11, 2001 and the threat of additional similar events have had a negative effect on our hotel operations from the third quarter of 2001 to the present, causing lower than expected performance in an already slowing economy. The events of September 11 have caused a significant decrease in our hotels' occupancy and average daily rate due to disruptions in business and leisure travel patterns and concerns about travel safety. Major metropolitan area and airport hotels have been adversely affected by concerns about air travel safety and a significant overall decrease in the amount of air travel.

     The September 11 terrorist attacks were unprecedented in scope and in their immediate, dramatic impact on travel patterns. We have not previously experienced such events, and it is currently not possible to accurately predict if and when travel patterns or preferences will be restored to pre-September 11 levels. While we have had improvements in our operating levels from the period immediately following the attacks, we believe the uncertainty associated with subsequent incidents, the possibility of conflicts with other countries in addition to Iraq, threats and the possibility of future attacks will continue to hamper business and leisure travel patterns.

  The economic slowdown, the threat of further terrorist attacks, the conflict in Iraq and the uncertainties of conflicts with other countries have materially affected, and may continue to adversely affect, our revenue per available room, or RevPAR, performance and operating cash flows, and if they worsen or continue, these effects could become materially more adverse.

     We have experienced the following declines in RevPAR (calculated on a comparable hotel basis period over period):

     - 7.9% decline during the full year 2002, as compared to the full year 2001; and

     - 3.6% decline during the full year 2003, as compared to the full year
       2002.

     We used cash in our operations of $17.1 million during the year ended December 31, 2003, compared to generating cash from operations of $57.9 million in 2002. We generated $147.2 million of cash from operations during 2001. The decreases from 2001 are due to the economic slowdown that began in 2001, as well as the effects on travel of the terrorist attacks of September 11, 2001, the continuing threat of further terrorist attacks and the uncertainty of international conflicts. The effects of the attacks, the condition of the economy and continued uncertainty with respect to the international geopolitical situation have resulted in levels of business and leisure travel that remain significantly lower than the levels we experienced prior to September 2001. If the economy takes longer to recover than expected or the economy begins to worsen again, further declines in occupancy could also lead to declines in average daily room rates and could have a further material adverse effect on our financial results.

     In response to the decline in our cash flows since September 11, 2001, we significantly curtailed our capital expenditure program, which may have adversely affected the competitive position of our hotels in their markets. At the end of 2003, we initiated an aggressive capital expenditure reinvestment program for our core assets. We feel this program is necessary to maintain and improve asset values and to properly position our hotels for any industry recovery. We expect to spend approximately $225 million pursuant to our renovation program over the next two years, with approximately $125 million to be spent in 2004. However, if current economic conditions worsen, we may again have to curtail our capital expenditures. There is no guarantee that our capital expenditure reinvestment program will lead to improved results. We have also sold non-core assets to generate cash. Since January 1, 2003, we have sold 26 hotels with 5,345 rooms for total gross proceeds of $202.2 million in cash. We currently have eight further hotels planned for disposition, from which we expect to generate proceeds of approximately $60 million to $70 million.

  If our revenues are negatively affected by one or more particular risks, our operating margins could suffer.

     We report operating revenues and expenses from our hotels; therefore, we have sensitivity to changes in operating revenues and are subject to the risk of fluctuating hotel operating margins at those hotels. Hotel operating expenses include, but are not limited to, wage and benefit costs, supplies, repair and maintenance expenses, utilities, insurance and other operating expenses. These operating expenses are more difficult to predict and control than percentage lease revenue, resulting in unpredictability in our operating margins. Also, due to the level of fixed costs required to operate full-service hotels, we generally cannot reduce significant expenditures necessary for the operation of hotels when circumstances cause a reduction in revenue.

     Various factors could adversely affect our operating margins, which are subject to all of the operating risks inherent in the lodging industry. These risks include the following:

     - dependence on business and commercial travelers and tourism, which have been affected by the events of September 11, 2001 and threats of further terrorism, or other outbreaks of hostilities, and may otherwise fluctuate and be seasonal;

     - other factors that may influence travel, including health and safety concerns;

     - changes in general and local economic conditions;

     - cyclical overbuilding in the lodging industry;

     - varying levels of demand for rooms and related services;

     - competition from other hotels, motels and recreational properties, some of which may be owned or operated by companies having greater marketing and financial resources than we do;

     - decreases in air travel;

     - fluctuations in operating costs;

     - the recurring costs of necessary renovations, refurbishments and improvements of hotel properties;

     - changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and

     - changes in interest rates and the availability of credit.

     In addition, demographic, geographic or other changes in one or more of the markets of our hotels could affect the convenience or desirability of the sites of some hotels, which would in turn affect their operations.

  The insurance market has been adversely affected.

     Since the September 11, 2001 terrorist attacks, the insurance and reinsurance industries have been dramatically affected. Companies in all industry segments experienced increases in premiums and reductions in coverage upon renewal of their insurance policies immediately following the terrorist attacks. Some entities experienced an inability to obtain insurance. If we are unable to maintain insurance that meets the requirements of our lenders and franchisors, and if we are unable to amend or waive those requirements, it could have a material adverse effect on our business. Our total annual property and casualty insurance premiums are approximately $9.3 million under our current policies.

  We have significant operational relationships with Interstate Hotels, and Interstate Hotels' operating or financial difficulties could adversely affect our hotels' operations or our financial position.

     Interstate Hotels currently manages all of our hotels. As a result, we depend heavily on Interstate Hotels' ability to provide efficient, effective management services to our hotels. Although we monitor the performance of our properties on an ongoing basis, Interstate Hotels is responsible for the day-to-day management of our properties. According to Interstate Hotels' public statements, Interstate Hotels has incurred a net loss of $4.5 million for the year ended December 31, 2003, and on a pro forma basis giving effect to the merger that formed Interstate Hotels, net losses of $9.7 million and $20.5 million for the years ended December 31, 2002 and 2001, respectively. If Interstate Hotels were unable to continue in business as a hotel operator, we would have to find a new manager for our hotels. This transition could significantly disrupt the operations of our hotels and lead to lower operating results from our properties.

     Interstate Hotels is the managing general partner in MeriStar Investment Partners, LP, which we refer to as MIP, a joint venture established to acquire upscale, full-service hotels. We have a 16% preferred partnership interest in MIP, equal to an initial investment of $40 million. We also have a receivable for $19.6 million in cumulative preferred returns outstanding as of December 31, 2003 which MIP has been unable to remit to us because of limited free cash flow and the effect of restrictive covenants in certain of its debt instruments. If Interstate Hotels is unable to continue as the managing general partner of MIP, a liquidation of MIP could occur.

  We invest in a single industry.

     Our current strategy is to acquire interests only in hospitality and lodging. As a result, we are subject to the risks inherent in investing in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if we had diversified our investments.

  We have a high concentration of hotels in the upscale, full-service segment, which may increase our susceptibility to an economic downturn.

     As of March 31, 2004, 91% of our hotels were in the upscale, full-service segment. This hotel segment generally demands higher room rates. In an economic downturn, hotels in this segment may be more susceptible to decreases in revenues, as compared to hotels in other segments that have lower room rates. This characteristic results from hotels in this segment generally targeting business and high-end leisure travelers. In periods of economic difficulties or political instability, business and leisure travelers may seek to reduce travel costs by limiting trips or seeking to reduce costs on their trips. This characteristic has had, and could continue to have, a material adverse effect on our revenues and results of operations.

  The lodging business is seasonal.

     Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters. This may not be true, however, for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues. Events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel, may also adversely affect our earnings.

  We may be adversely affected by the requirements contained in our franchise and licensing agreements.

     As of March 31, 2004, approximately 88% of our hotels were operated pursuant to existing franchise or licensing agreements with nationally recognized hotel brands. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with our philosophy, shared with Interstate Hotels, of creating specific business plans tailored to each hotel and to each market. Standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with standards could require us to incur significant expenses or capital expenditures. Action or inaction on our part or by our third-party operator could result in a breach of standards or other terms and conditions of the franchise agreements, and could result in the loss or cancellation of a franchise license. Loss of franchise licenses without replacement would likely have an adverse effect on our hotel revenues.

     In connection with terminating or changing the franchise affiliation of a currently-owned hotel or a subsequently-acquired hotel, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise due to the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The franchise agreements covering the hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel. We frequently engage in discussions with franchisors regarding both necessary capital as well as service improvements as a condition of maintaining our franchise licenses. Generally, the resolution of these issues requires us to commit to achieve or maintain specified improvement milestones over time, which often require additional capital expenditures. Unexpected capital expenditures resulting from these discussions could adversely affect our results of operations and our ability to make payments on our indebtedness.

  The lodging industry is highly competitive.

     We have no single competitor or small number of competitors that are considered to be dominant in the industry. We operate in areas that contain numerous competitors, some of which may have substantially greater resources than us. Competition in the lodging industry is based generally on location, availability, room rates or accommodations, price, range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates, offer greater conveniences, services or amenities; or significantly expand, improve or introduce new facilities in markets in which we compete. Customers may use the Internet to make bookings for some of our brands. However, the Internet sales channel, which historically has been a discount sales channel, could be used to wage a price war in a particular market. All of these factors could adversely affect our operations and the number of suitable business opportunities.

  We rely on the knowledge and experience of some key personnel, and the loss of these personnel may have a material adverse effect on our operations.

     We place substantial reliance on the lodging industry knowledge and experience and the continued services of our senior management, led by Paul W. Whetsell. While we believe that, if necessary, we could find replacements for these key personnel, the loss of their services could have a material adverse effect on our operations.

  Costs of compliance with environmental laws and claims related to environmental matters could adversely affect our operating results.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in property. Laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate a contaminated property, may adversely affect the owner's ability to sell or rent real property or to borrow funds using real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of these substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by those persons.

     Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership and operation of hotels, we could be held liable for the costs of remedial action with respect to the regulated substances and storage tanks and claims related thereto. The use of underground storage tanks at our hotels has been minimized. Activities have been undertaken to remove underground storage tanks to the extent possible. Underground storage tanks that could not be modified to be brought into full compliance have been replaced or are operated under temporary permits and scheduled for removal. All existing underground storage tanks have been identified and proper permits obtained.

     All of our hotels have undergone Phase I environmental site assessments, which generally provide a non-intrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer. The purpose of a Phase I assessment is to identify potential sources of contamination for which the hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I assessments have not revealed any environmental liability or compliance concerns that we believe would have a material adverse effect on our results of operations or financial condition, nor are we aware of any material environmental liability or concerns. Nevertheless, it is possible that these environmental site assessments did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which we are currently unaware.

     In addition, our hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos-containing materials are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the hotels. Operations and maintenance programs for maintaining asbestos-containing materials have been or are in the process of being designed and implemented, or the asbestos-containing materials have been scheduled to be or have been abated, at these hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on our results of operations or financial condition.

     In recent years there has been a widely-publicized proliferation of mold-related claims by tenants, employees and other occupants of buildings against the owners of those buildings. To date, a few such claims have been filed against us by employees of hotels where mold has been detected. Mold-related claims are not covered by our insurance programs. These claims have not been material to our consolidated results of operations, financial position or liquidity. In every hotel where we have identified a measurable presence of mold, whether or not a claim has been made, we have undertaken remediation we believe to be appropriate for the circumstances encountered. Unfortunately, there is little in the way of government standards, insurance industry specifications or otherwise generally accepted guidelines dealing with mold propagation. Although considerable research into mold toxicity and exposure levels is underway, it may be several years before definitive standards are available to property owners against which to evaluate risk and design remediation practices. We cannot predict the outcome of any future regulatory requirements to deal with mold-related matters. We also do not believe that, currently, any potential mold-related liabilities, either individually or in the aggregate, will have a material adverse effect on our results of operations or financial condition.

  Aspects of our operations are subject to government regulation, and changes in that regulation may have significant effects on our business.

     A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. Interstate Hotels believes our hotels are substantially in compliance with these requirements or, in the case of liquor licenses that they have or will promptly obtain the appropriate licenses. Compliance with, or changes in, these laws could reduce the revenue and profitability of our hotels and could otherwise adversely affect our revenues, results of operations and financial condition.

     Under the Americans with Disabilities Act, or ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to our hotels, a determination that our hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

CORPORATE STRUCTURE RISKS

  We have some potential conflicts of interest with Interstate Hotels.

     Our Chief Executive Officer and Chairman of the Board of Directors, Paul W. Whetsell, is also Chairman of the Board of Directors of Interstate Hotels. Our relationship with Interstate Hotels is governed by an intercompany agreement and management agreements for each managed hotel. The intercompany agreement restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party. We may have conflicting views with Interstate Hotels on the operation and management of our hotels and with respect to lease arrangements, acquisitions and sales. Inherent potential conflicts of interest will be present in all of the numerous transactions among Interstate Hotels and us.

     The terms of the intercompany agreement and our management agreements with Interstate Hotels were not negotiated on an arm's-length basis. Furthermore, because of the independent trading of the two companies, stockholders in each company may develop divergent interests which could lead to conflicts of interest. The divergence of interests could also reduce the anticipated benefits of our agreements with Interstate Hotels.

  We have restrictions on our business and on our future opportunities that could affect our business.

     We are a party to an intercompany agreement with Interstate Hotels. The intercompany agreement generally grants Interstate Hotels the right of first refusal with respect to any management opportunity at any of our properties we do not elect to have managed by a hotel brand owner. We must make such an opportunity available to Interstate Hotels only if we determine that:

     - we are required to enter into a management agreement with an unaffiliated third party with respect to the property in order to maintain our status as a REIT;

     - Interstate Hotels is qualified to be the manager of that property;

     - we decide not to have the property operated by the owner of a hospitality trade name under that trade name;

     - the property is unencumbered by a management agreement, or if a management agreement exists, it can be freely terminated or terminated by the payment of a fee, which Interstate Hotels agrees to pay; and

     - the property is not subject to a leasehold estate held by an unaffiliated third party.

     Because of the provisions of the intercompany agreement, we are restricted in the nature of our business and the opportunities we may pursue. Each of our Board of Directors and the Board of Directors of Interstate Hotels has formed a special committee of independent directors to explore further changes to the relationship between our company and Interstate Hotels, including possible changes to the terms, or complete elimination, of the intercompany agreement. Discussions also include possible changes to the provisions of the various management agreements relating to our hotels, including the method of calculation for the incentive fee and termination fees.

  We may have conflicts relating to the sale of hotels subject to management agreements.

     Our management agreements with Interstate Hotels may require us to pay a termination fee to Interstate Hotels if we elect to sell a hotel or if we elect not to restore a hotel after a casualty. We must pay this fee if we do not replace the hotel with another hotel subject to a management agreement with a fair market value equal to the fair market value of Interstate Hotels' remaining management fee due under the management agreement to be terminated. Where applicable, the termination fee is equal to the present value of the remaining payments (discounted using a 10% rate) of the existing term under the agreement, based on the operating results of the hotel for the 12 months preceding termination. Our decision to sell a hotel may, therefore, have significantly different consequences for Interstate Hotels and us. If we dispose of the eight remaining assets in our disposition program, we may incur termination obligations due to Interstate Hotels of up to a maximum of approximately $5.4 million, assuming the disposition of all eight of the properties in 2004 and assuming buyers of our hotel properties elect to have the properties managed by parties other than Interstate Hotels or do not assume the obligation as part of the sale transaction. In addition, we may be obligated to pay Interstate Hotels termination fees of up to a maximum of approximately $9.8 million with respect to the 26 properties we have already sold. Therefore, the requirement to pay a termination fee may make a sale transaction less desirable economically.

  We lack control over management and operations of our hotels.

     We depend on the ability of Interstate Hotels to operate and manage our hotels. In order for us to maintain our REIT status, we cannot operate our hotels. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, food and beverage operations and similar matters.

  Our relationship with Interstate Hotels could limit our acquisition opportunities in the future.

     Our relationship with Interstate Hotels could negatively impact our ability to acquire additional hotels because hotel management companies, franchisees and others who would have approached us with acquisition opportunities in hopes of establishing lessee or management relationships may not do so believing that we may rely primarily on Interstate Hotels to manage the acquired properties or that Interstate Hotels might have a right of first refusal to manage some or all of the acquired properties under the terms of the intercompany agreement. These persons may instead provide acquisition opportunities to companies free to choose their managers or to hotel management companies who choose to own and manage the properties following the sale. This could limit our acquisition opportunities in the future.

FEDERAL INCOME TAX RISKS

  Requirements imposed on us relating to our REIT status could cause us to operate in a manner that might be disadvantageous to stockholders.

     We have operated and intend to continue to operate in a manner designed to permit us to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

     To obtain the favorable tax treatment accorded to REITs under the Internal Revenue Code, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gain. We will be subject to income tax on undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

     - 85% of our ordinary income for the calendar year;

     - 95% of our capital gain net income for that year, unless we elect to retain and pay income tax on those gains; and

     - 100% of our undistributed income from prior years.

     We intend to make distributions to our stockholders to comply with the 90% distribution requirements described above and generally to avoid federal income taxes and the nondeductible 4% excise tax. Our income will consist primarily of our share of income of our operating partnership and our cash flow will consist primarily of our share of distributions from the operating partnership. It is possible that differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require us to borrow funds on a short- or long-term basis to enable us to continue to qualify as a REIT and avoid federal income taxes and the 4% nondeductible excise tax. In these circumstances, we might need to borrow funds in order to avoid adverse tax consequences even if we believe that the then prevailing market conditions generally are not favorable for those borrowings or that those borrowings are not advisable in the absence of these tax considerations.

     We will determine our operating partnership's distributions. The amount of these distributions is dependent on a number of factors, including:

     - the amount of cash available for distribution;

     - our financial condition;

     - our decision to reinvest funds rather than to distribute the funds;

     - restrictions in our debt agreements;

     - our capital expenditure requirements;

     - the annual distribution requirements under the Internal Revenue Code as described above; and

     - other factors as we deem relevant.

Although we intend to satisfy the annual distribution requirement to avoid corporate income taxation on the earnings that we distribute, we may not be able to do so.

  If we fail to qualify as a REIT, we will be subject to federal income tax at corporate rates which could adversely affect our operations and our ability to make distributions to our stockholders.

     Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership, such as we do. Moreover, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification.

     If we fail to qualify as a REIT in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at the applicable corporate rate. In addition, unless we were entitled to relief under statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification might reduce the funds available to us to satisfy our obligations and make distributions to our stockholders because of the additional tax liability for the year or years involved.

     We would cease to qualify as a REIT if the Internal Revenue Service were successfully to determine that our operating partnership should properly be treated as a corporation for federal income tax purposes and we also might cease to qualify as a REIT if the Internal Revenue Service were successfully to determine that any of the other partnerships or the joint ventures or limited liability companies in which we or the operating partnership holds an interest is properly treated as a corporation for federal income tax purposes.

     The imposition of a corporate tax on any of these entities, and any accompanying loss of our real estate investment trust status, could substantially reduce the amount of cash available for distribution to our stockholders.

     If we were to fail to qualify as a REIT, we no longer would be subject to the distribution requirements of the Internal Revenue Code. To the extent that distributions to stockholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate assets to pay the applicable corporate income tax. Although we currently operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to decide to revoke the REIT election.

RISKS RELATING TO THE COMMON STOCK

  Future sales of our common stock in the public market could lower our stock price.

     We have a substantial number of shares of common stock issuable upon the exercise of stock options or conversion of convertible notes. We cannot predict the effect, if any, that future sales of our common stock, or the availability of our common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

  Our ability to pay dividends on our common stock is limited, and we expect this prohibition to continue for the foreseeable future. Furthermore, we are also required to pay dividends in order to maintain REIT status, and the amount of those dividends may exceed our available cash.

     Under the indentures governing our senior unsecured notes, we are currently prohibited from paying any dividends other than those that are necessary to maintain our status as a REIT, and we expect this prohibition to continue for the foreseeable future. The restricted payments covenant in the indenture governing our outstanding senior subordinated notes does not permit us to pay any dividends, including those required for us to maintain our REIT status, until we meet a 2 to 1 fixed charge coverage test. We are currently unable to meet that test and are likely to be unable to meet that test for the foreseeable future. Also, our senior secured credit facility contains limitations on our ability to declare and pay dividends, although it will permit us to pay the dividends we are required to pay to maintain our REIT status. In order to maintain our qualification as a REIT, we normally are required to make annual distributions to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements. In that event, we would seek to borrow funds, or sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain our qualification as a REIT for federal income tax purposes.

     Any future distributions will be at the discretion of our Board of Directors and will be determined by factors including our operating results, capital expenditure requirements, the economic outlook, the distribution requirements for REITs under the Internal Revenue Code and such other factors as our Board of Directors deems relevant. Therefore, we can give no assurance that we will make any such distributions in the future.

  The market price for our common stock is highly volatile.

     The market price for our common stock has been and, in the future, may continue to be highly volatile. There may be a significant impact on the market price of our common stock due to:

     - prevailing interest rates and interest rate volatility;

     - the market for similar securities;

     - our financial condition, results of operations and prospects;

     - the publication of earnings estimates or other research reports and speculation in the press or investment community;

     - changes in our industry and competitors; and

     - general market and economic conditions.

     In addition, the stock market in general, and the New York Stock Exchange and the lodging industry in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance.

     Volatility in the market price of our common stock may make it more difficult for you to sell the common stock you receive in this offering.

  Potential anti-takeover effect of provisions of Maryland law and of our charter and our bylaws

     Provisions of Maryland law and of our charter and bylaws may have the effect of discouraging a third party from making an acquisition proposal for us and could delay, defer or prevent a change in control or other transaction under circumstances that could give stockholders the opportunity to realize a premium over the then-prevailing market prices of our common stock. Such provisions include the following:

     Ownership Limitation. Certain REIT-related ownership limitations in our charter could have the effect of delaying, deferring or preventing a change in control or other transaction in which holders of some or a majority of the shares of our common stock might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Common Stock of MeriStar -- Restrictions on Transfer" in the base prospectus.

     Staggered Board. Our board of directors is divided into three classes, with the terms of approximately one-third of the directors expiring each year. Directors of each class are elected for three-year terms. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors. The staggered terms of directors and the super-majority vote required for their removal may have the effect of delaying, deferring or preventing a change in control or other transaction even though stockholders might believe a change in control might be in their best interests.

     Maryland Business Combination Statute. Under the Maryland General Corporation Law, "business combinations" including some issuances of equity securities, between a Maryland corporation such as us and an interested stockholder (defined as any person who owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, owned 10% or more of the voting power of the corporation's then outstanding shares) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the stockholders receive a minimum price determined by Maryland law for their stock and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

     Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-tenth or more but less than one-third;

     - one-third or more but less than a majority; or

     - a majority of all voting power.

     Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to limited exceptions.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as "intend," "plan," "may," "should," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Except for historical information, matters discussed in this prospectus supplement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have included important facts in various cautionary statements in this prospectus that we believe could cause our actual results to differ materially from the forward-looking statements that we make. These include, but are not limited to, those under the heading "Risk Factors" and the following:

     - the continuing sluggishness of the national economy;

     - economic conditions generally and the real estate market specifically;

     - the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels;

     - the threatened or actual outbreak of hostilities and international political instability;

     - governmental actions;

     - legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

     - the level of proceeds from asset sales;

     - cash available for capital expenditures;

     - the availability of capital;

     - our ability to refinance debt;

     - rising interest rates;

     - rising insurance premiums;

     - competition;

     - supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than-expected daily room rates;

     - other factors that may influence the travel industry, including health, safety and economic factors; and

     - changes in generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

     These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this prospectus supplement or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus supplement or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus supplement.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering, prior to deducting expenses, of approximately $72.8 million, or approximately $83.8 million if the underwriter's over-allotment option is exercised in full. We plan to use net proceeds from this offering primarily for hotel acquisitions. To the extent the net proceeds from this offering are not used to acquire hotels, they will be used for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2003:

     - on an actual basis;

     - on a pro forma basis to reflect:

      - our issuance of approximately 8.1 million shares of our common stock in exchange for approximately $49.2 million aggregate face amount of our 8 3/4% senior subordinated notes due 2007; and

      - our cash repurchases of approximately $18.0 million of our 9% senior unsecured notes due 2008, approximately $35.3 million of our 9 1/8% senior unsecured notes due 2011 and approximately $21.8 million of our 10 1/2% senior unsecured notes due 2009; and

     - on a pro forma as adjusted basis to reflect the above transactions and the receipt of net proceeds from the issuance of the common stock in this offering, prior to deducting expenses and assuming no exercise of the underwriter's over-allotment option.

                                                                  DECEMBER 31, 2003
                                                  -------------------------------------------------
                                                    ACTUAL      PRO FORMA    PRO FORMA, AS ADJUSTED
                                                  ----------   -----------   ----------------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents.......................  $  230,884   $   151,474        $   224,314
Debt:
  Senior secured credit facility(1).............          --            --                 --
  Mortgage-backed secured facility due
     2009(2)....................................     309,035       309,035            309,035
  Mortgage-backed secured facility due 2013.....     100,765       100,765            100,765
  9% senior unsecured notes.....................     300,000       282,000            282,000
  9 1/8% senior unsecured notes.................     400,000       364,665            364,665
  10 1/2% senior unsecured notes................     250,000       228,187            228,187
  8 3/4% senior subordinated notes..............      83,438        34,225             34,225
  4 3/4% convertible subordinated notes.........       3,705         3,705              3,705
  9 1/2% convertible subordinated notes.........     170,000       170,000            170,000
  Mortgage and other debt.......................      27,011        27,011             27,011
  Unamortized issue discount....................      (5,926)       (5,026)            (5,026)
                                                  ----------   -----------        -----------
  Total long-term debt..........................  $1,638,028   $ 1,514,567        $ 1,514,567
                                                  ==========   ===========        ===========
Stockholders' equity:
  Common stock, par value $0.01 per share:
     Authorized: 100,000 shares
     Issued: 69,135 shares actual, 77,274 shares
       pro forma and 89,274 shares pro forma, as
       adjusted.................................  $      691   $       773        $       893
  Additional paid-in capital....................   1,338,959     1,389,526          1,462,246
  Retained deficit..............................    (642,094)     (648,692)          (648,692)
  Accumulated other comprehensive loss..........        (977)         (977)              (977)
  Less common stock held in treasury............     (42,966)      (42,966)           (42,966)
                                                  ----------   -----------        -----------
  Total stockholders' equity....................     653,613       697,664            770,504
                                                  ----------   -----------        -----------
Total capitalization............................  $2,291,641   $ 2,212,231        $ 2,285,071
                                                  ==========   ===========        ===========


---------------

(1) Our senior secured credit facility is a revolving credit facility providing up to $50.0 million of available borrowings and matures in December 2006. Our ability to borrow under this facility is subject to financial covenants, including leverage, fixed charge coverage and interest coverage ratios and minimum net worth requirements.

(2) In early April 2004, we entered into an interest rate swap on this facility, effectively converting the interest the facility bears from a fixed rate to a floating rate. The new floating rate is currently LIBOR plus 444 basis points, or 5.54% percent, compared to the original fixed rate of 8.01%.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange under the symbol "MHX". The following table sets forth on a per share basis the high and low closing sale prices for our common stock for the periods indicated as reported on the New York Stock Exchange, and the cash dividends paid per share.

                                                         HIGH     LOW     CASH DIVIDENDS
                                                        ------   ------   --------------
Fiscal Year Ended December 31, 2002
  First Quarter.......................................  $18.25   $13.75       $ 0.01
  Second Quarter......................................   18.49    14.80         0.01
  Third Quarter.......................................   15.01     8.59         0.01
  Fourth Quarter......................................    8.39     6.60           --
Fiscal Year Ended December 31, 2003
  First Quarter.......................................  $ 7.00   $ 2.23       $   --
  Second Quarter......................................    5.90     3.41           --
  Third Quarter.......................................    7.81     5.14           --
  Fourth Quarter......................................    7.37     5.76           --
Fiscal Year Ending December 31, 2004
  First Quarter.......................................  $ 7.18   $ 5.73       $   --
  Second Quarter (through April 22, 2004).............    7.00     6.35           --

     The last reported sale price of our common stock on April 22, 2004, on the New York Stock Exchange was $6.58. As of April 22, 2004, there were approximately 516 holders of record of our common stock.

                                DIVIDEND POLICY

     We suspended our quarterly dividend payment in the fourth quarter of 2002 and have not paid dividends since then. Based on our current operating levels, we do not expect to pay a dividend in 2004. The restricted payments covenant in the indenture governing our outstanding senior subordinated notes does not permit us to pay any dividends, including those required for us to maintain our REIT status, until we meet a 2 to 1 fixed charge coverage test. We are currently unable to meet that test and are likely to be unable to meet that test for the foreseeable future.

     In order to maintain our qualification as a REIT, we normally are required to make annual distributions to our stockholders of at least 90% of our taxable income (determined without regard to the deduction for dividends paid and by excluding net capital gains). We will be subject to income tax on undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

     - 85% of our ordinary income for the calendar year;

     - 95% of our capital gain net income for that year, unless we elect to retain and pay income taxes on those gains; and

     - 100% of our undistributed income from prior years.

     Under certain circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements. In that event, we would seek to borrow funds, or sell assets for cash, to the extent necessary to obtain cash sufficient to make the distributions required to retain our qualification as a REIT for federal income tax purposes.

     Any future distributions will be at the discretion of our Board of Directors and will be determined by factors including our operating results, capital expenditure requirements, the economic outlook, the distribution requirements for REITs under the Internal Revenue Code and such other factors as our Board of Directors deems relevant.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of our common stock by U.S. and non-U.S. holders, each as defined below. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a decision to purchase our common stock or to the holding or disposition of our common stock and does not address any other taxes that might be applicable to a holder of our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States Internal Revenue Service may not take a similar view of these consequences. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt organizations, persons holding our common stock as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that our common stock is held as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

     If any entity that is treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common stock, you should consult your tax advisor.

     The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, foreign or other tax laws and possible changes in the tax laws.

     As used in this summary, a U.S. holder means a beneficial owner of our common stock who is, for United States federal income tax purposes:

     - a citizen or individual resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or of any of its political subdivisions;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     As used in this summary, a "non-U.S. holder" means a beneficial owner of our common stock who is not a U.S. holder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

     Distributions to U.S. Holders. For any taxable year for which we qualify as a REIT for United States federal income tax purposes, a taxable U.S. holder of our common stock must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. These distributions will not qualify for the dividends received deduction generally available to corporations. Ordinary dividends paid by us generally will not be eligible for the reduced maximum 15% tax rate imposed on some corporate dividends as a result of the Jobs and Growth Tax Relief Reconciliation Act of 2003.

     A U.S. holder of our common stock generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our common stock. We generally will designate our capital gain dividends as either 15% (through 2008, and 20% thereafter, absent any legislative extension of the 15% rate beyond
2008) or 25% rate distributions in the case of non-corporate stockholders. A corporate U.S. holder of our common stock, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on our net long-term capital gains. In that case, a U.S. holder of our common stock would be taxed on its proportionate share of our undistributed long-term capital gain, but would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax paid by us.

     A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. holder's common stock. Instead, this distribution will reduce the adjusted tax basis of the stockholder's common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder's adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any of those months, the distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses would be carried over by us for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses against that income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the dividends attributable to that year that constitute ordinary income and capital gain.

     Disposition of Our Common Stock by U.S. Holders. Gain or loss recognized on the taxable disposition of our common stock by a U.S. holder generally will be capital gain or loss and in the case of capital gain will be treated as long-term capital gain if the U.S. holder has held the common stock for more than one year. However, a U.S. holder must treat any loss on the taxable disposition of our common stock held by the stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions previously received from us that are characterized as long-term capital gain.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

  Distributions to Non-U.S. Holders.

     A non-U.S. holder of our common stock that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to that distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to United States federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to those distributions, and a non-U.S. holder that is a corporation also may be subject to the

30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

     - a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate with us, or

     - the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the holder's adjusted basis in our common stock. Instead, the distribution will reduce the adjusted basis of the holder's common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the holder in our common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution did exceed our current and accumulated earnings and profits.

     We might be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% unless applicable exceptions apply.

     Distributions to a non-U.S. holder of our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. holder under Internal Revenue Code provisions enacted by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the distributions were gains effectively connected with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty reduction or exemption.

     We generally will be required to withhold from distributions to non-U.S. holders, and remit to the Internal Revenue Service, 35% of designated capital gain dividends or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends.

     In addition, if we designate prior distributions as capital gain dividends, later distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. If the amount of tax we withhold exceeds the holder's United States tax liability with respect to that distribution, the non-U.S. holder may file a claim with the Internal Revenue Service for a refund of the excess.

  Disposition of our Common Stock by Non-U.S. Holders.

     A sale of our common stock by a non-U.S. holder normally will not be subject to United States federal income taxation unless our common stock constitutes a "United States real property interest" within the meaning of FIRPTA or the gain from the sale is effectively connected with the conduct of a United States trade or business of the non-U.S. holder. Our common stock will not constitute a United States real property interest if we are a "domestically-controlled REIT" as defined for United States federal income tax purposes. A domestically-controlled REIT is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by foreign persons, as defined for purposes of the Internal Revenue Code. We cannot assure you that we will be a domestically-controlled REIT. If we were not a domestically-controlled REIT, a non-U.S. holder's sale of our common stock would not be subject to tax under FIRPTA as a sale of a United States real property interest if:

     - Our common stock were "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

     - The non-U.S. holder did not actually, or constructively under specified attribution rules under the Internal Revenue Code, own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

     If our common stock continues to be regularly traded on an established securities market, a sale of our common stock normally should not be subject to taxation under FIRPTA in the case of non-U.S. holders owning 5% or less of our common stock, even if we do not qualify as a domestically-controlled REIT.

     If a gain on the sale of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption.

     Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. holder if the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and other applicable conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on his capital gains.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

  Information Reporting and Backup Withholding

     Non-corporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, our common stock. Backup withholding will apply only if the U.S. holder:

     - fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number;

     - furnishes an incorrect taxpayer identification number;

     - is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

     - in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

     Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on our common stock to a non-U.S. holder if the non-U.S. holder provides appropriate certification or otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of our common stock to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (A) a United States person, (B) a controlled foreign corporation for United States federal income tax purposes,
(C) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business or (D) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of our common stock made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of our common stock to or though the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

     Holders of our common stock should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

     The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and might entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO OUR STATUS AS A REIT

     This section is a summary of material United States federal income tax considerations that may be relevant to prospective holders of our common stock due to the status of MeriStar Hospitality Corporation as a REIT and its investment in our operating partnership and partnership subsidiaries. When used in this section, "we", "us" and "our" refer to MeriStar Hospitality Corporation, including, as the context requires, its predecessor, American General Hospitality Corporation, for periods through the date of the merger of CapStar Hotel Company into American General Hospitality Corporation in 1998.

  REIT Qualification

     We elected to be taxed as a REIT under the United States federal income tax laws beginning with our short taxable year ended December 31, 1996. We believe that we have been organized and have operated in a manner so as to qualify as a REIT since the beginning of the first short taxable year for which this election was made and we intend to remain organized and continue to operate in this manner. However, no assurance can be given that we will remain organized and continue to operate in a manner so as to continue to qualify as a REIT. For a discussion of some tax consequences of our failure to qualify as a REIT, see
"-- Failure to Qualify" below.

     This section discusses the laws governing the United States federal income tax treatment of a REIT. These laws are highly technical and complex.

  Taxation of our Company

     If we qualify for taxation as a REIT, we generally will not be subject to United States federal income tax on the taxable income that we distribute currently to our stockholders. The benefit of that tax treatment is that it avoids double taxation, or taxation at both the corporate and stockholder levels, that usually results from owning stock in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to United States federal income taxation as follows:

     - We will pay income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We may be subject to the alternative minimum tax under some circumstances.

     - We will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business, as well as on other non-qualifying income from foreclosure property.

     - We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification as a REIT -- Income Tests," and nonetheless continue to qualify as a REIT because we have met other requirements, we will pay a 100% tax on the greater of the amount by which we fail the 75% gross income test or 90% of our gross income exceeds the sources of our gross income that satisfy the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

       Certain proposed legislation, if enacted as proposed, will change the formula for calculating the 100% tax with respect to a failure to meet the 95% gross income test. See "-- Proposed Legislation" below.

     - If we fail to distribute during a calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, other than capital gain net income that we elect to retain and pay tax on, and any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

     - If a C corporation, or a corporation that generally is subject to full corporate-level tax, transfers property to us in certain types of transactions in which the C corporation would not normally be required to recognize any gain or loss and we subsequently recognize gain on the disposition of the property during the 10-year period after we acquired the property, then all or a portion of the gain may be subject to tax at the highest corporate rate unless the C corporation made an election to treat the transferred property as if it were sold for its fair market value at the time of our acquisition.

       Under prior law, we were subject to this corporate tax on dispositions during the 10-year period if we made an election on our tax return for the year in which we acquired property from a C corporation. We made this election with respect to the assets that we acquired from CapStar Hotel Company pursuant to the merger in 1998. Accordingly, any gain recognized by us on the disposition of any of those assets during the 10-year period beginning on the date of our acquisition, to the extent of the asset's unrealized gain at the time of our acquisition, may be subject to tax at the highest regular corporate rate. Some of the non-core assets that we currently plan to sell were acquired from CapStar Hotel Company in the merger. However, we do not presently anticipate that we will recognize any significant net gain on the disposition of those properties that will be subject to tax under these rules.

     - We will incur a 100% excise tax on transactions with any taxable REIT subsidiary, as defined below, that are not conducted on an arm's-length basis.

  Requirements for Qualification as a REIT

     A REIT is a corporation, trust, or association that meets the following requirements:

          1.  it is managed by one or more trustees or directors;

          2. its beneficial ownership is evidenced by transferable shares or certificates of beneficial interest;

          3. it would be taxable as a C corporation, except for the REIT provisions of the Internal Revenue Code;

          4. it is neither a financial institution nor an insurance company subject to special provisions of the United States federal income tax laws;

          5. at least 100 persons are beneficial owners of its shares or ownership certificates;

          6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly through the application of attribution rules under the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code to include some types of entities, during the last half of any taxable year;

          7. it elects to be taxed as a REIT and satisfies relevant filing and other administrative requirements;

          8. it uses a calendar year for United States federal income tax purposes; and

          9. it meets other qualification tests, described below, regarding the nature of its income and assets and distribution to its stockholders.

     We must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.

     We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our common stock are described in the accompanying base prospectus under "Description of Common Stock of MeriStar -- Restrictions on Transfer." We also have satisfied the other items listed in requirements 1 through 8.

     For purposes of the requirements described above, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. As a result, all assets, liabilities, and items of income, deduction, and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

     In the case of a REIT that is a partner in an entity treated as a partnership for United States federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. As result, our proportionate share of the assets and items of income of our operating partnership and of each other partnership, joint venture, limited liability company or other entity treated as a partnership for United States federal tax purposes in which we have an interest, directly or indirectly, which are referred to as partnership subsidiaries, are treated as our assets and items of income.

     We also own equity interests in non-corporate, single-owner or -member entities. As long as an entity described in the preceding sentence does not elect to be treated as an association taxable as a corporation for United States federal tax purposes, the entity will be disregarded for United States federal tax purposes and all assets, liabilities, and items of income, deduction, and credit of the entity will be treated as assets, liabilities, and items of income, deduction, and credit of ours or of our subsidiary that owns the equity interests in the entity. See "-- Asset Tests" below.

  Income Tests

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of specified types of income that we derive, directly or indirectly, from investments relating to real property. Qualifying income for purposes of the 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property or on interests in real property;

     - distributions on and gain from the disposition of shares or certificates of beneficial interest in other qualifying REITs;

     - gain from the disposition of real property; and

     - income and gain derived from foreclosure property.

     Second, in general, at least 95% of our gross income for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gain from the disposition of stock or securities or from any combination of the foregoing. Gross income from the disposition of property that is held primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Our gross income consists primarily of our share of rents received by our operating partnership and the partnership subsidiaries from our taxable REIT subsidiaries. These rents will qualify as "rents from real property," which is qualifying income for both the 75% and the 95% gross income test, only if the following conditions are met:

     - First, the rent must not be based, in whole or in part, on the income or profits of any person.

     - Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a taxable REIT subsidiary. If the tenant is a taxable REIT subsidiary, separate restrictions apply that are described below.

       A taxable REIT subsidiary generally is a taxable corporation owned directly or indirectly by a REIT that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, other than rights held by the taxable REIT subsidiary as a franchisee or in a similar capacity and that are provided to an eligible independent contractor to operate or manage the facility.

     - Third, rent attributable to personal property leased in connection with a lease of real property is no more than 15% of the total rent received under the lease, as determined based on the average of the fair market values of the personal property and real property as of the beginning and end of the taxable year.

     - Fourth, we normally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive any income, or through a taxable REIT subsidiary of ours. However, we may provide services directly to tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of non-customary services to the tenants of a property if the income from the services does not exceed 1% of the income from the related property for the taxable year without disqualifying the remaining amounts received with respect to that property from treatment as rents from real property.

     The percentage leases for our hotels generally provide for an initial term of 12 years with three fair market value renewal options of five years each. The percentage leases provide that the lessees are obligated to pay the greater of a fixed base rent or percentage rent as well as additional amounts. Percentage rent is calculated by multiplying specified percentages by gross room revenues, food and beverage revenues and other revenues for each of the hotels in excess of certain thresholds. Both base rent and the thresholds in the percentage rent formulas are adjusted annually for inflation.

     In order for the base rent and percentage rent to constitute rents from real property, the percentage leases must be respected as true leases for United States federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making this determination, courts have considered a variety of factors, including the following:

     - the intent of the parties;

     - the form of the agreement;

     - the degree of control over the property that is retained by the property owner, including whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

     - the extent to which the property owner retains the risk of loss with respect to the property, including whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

     In addition, United States federal tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

     - the service recipient is in physical possession of the property;

     - the service recipient controls the property;

     - the service recipient has a significant economic or possessory interest in the property, including that the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

     - the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

     - the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

     - the total contract price does not substantially exceed the rental value of the property for the contract period.

     Because the determination as to whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor might not be dispositive in every case.

     We believe that the percentage leases will be treated as true leases for United States federal income tax purposes. This belief is based, in part, on the following facts:

     - Our operating partnership and the partnership subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and the relationship is documented by lease agreements,

     - the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases,

     - the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels and generally dictate how the hotels are operated and maintained;

     - the lessees generally bear all of the costs and expenses of operating the hotels, during the term of the percentage leases;

     - the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

     - the lessees generally have indemnified our operating partnership and the partnership subsidiaries against liabilities imposed on them during the term of the percentage leases;

     - the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

     - the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

     - our operating partnership and the partnership subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

     - the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

     You should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the leases that discuss whether the leases constitute true leases for United States federal income tax purposes. If the leases were characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and the partnership subsidiaries receive from the lessees may not satisfy the requirements for qualification as rents from real property. In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

     As described above, in order for the rent received by us to constitute rents from real property, four requirements must be satisfied. One requirement is that the rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the percentage leases are entered into;

     - are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

     - conform with normal business practice.

     We believe that the percentage rents currently comply with these requirements.

     The second requirement for qualification of the rent received by us as rents from real property is that we must not own, actually or constructively, 10% or more of any lessee, other than a taxable REIT subsidiary. Our taxable REIT subsidiaries are presently the lessees of all of our hotels and Interstate Hotels manages and operates our hotels on behalf of our taxable REIT subsidiaries.

     Amounts received by us from a taxable REIT subsidiary will qualify as rents from real property if the property leased is a "qualified lodging facility" operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A qualified lodging facility is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in that type of business at or in connection with the facility. A qualified lodging facility includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as the amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. An eligible independent contractor is an independent contractor who generally is actively engaged in the trade or business of operating qualified lodging facilities for persons other than us and our taxable REIT subsidiaries. An independent contractor is a person who does not own, directly or constructively, more than 35% of the ownership interests in the REIT and, if the independent contractor is a corporation, not more than 35% of the total shares or voting power of the entity, or, if the independent contractor is an entity other than a corporation, not more than 35% of the interest in the assets or net profits of the entity is owned, directly or constructively, by one or more persons or entities owning 35% or more of the interests in the REIT. We believe that the hotels leased to our taxable REIT subsidiaries are qualified lodging facilities and Interstate Hotels qualifies as an eligible independent contractor. Our charter contains restrictions on transfers of our common stock designed to assist us in maintaining the status of Interstate Hotels as an independent contractor.

     The third requirement for qualification of the rent received by us as rents from real property is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease, determined as described above. With respect to each hotel, we believe either that the rent attributable to personal property is 15% or less of the total rent or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT.

     The fourth requirement for qualification of the rent received by us as rents from real property is that, other than within the 1% de minimis exception described above and other than through a taxable REIT subsidiary, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Because our operating partnership and the partnership subsidiaries do not perform any services, other than customary ones, for their lessees, we believe we satisfy this requirement.

     Interest. For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to the participation feature will be treated as gain from the sale of the secured property.

     Foreclosure Property. For purposes of the gross income tests, in very general terms, foreclosure property is any real property, including interests in real property, and any personal property incident to that real property:

     - that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of the property or on an indebtedness that the property secured; and

     - for which the REIT makes a proper election to treat the property as foreclosure property.

Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, subject to provisions regarding early termination of this period.

     Hedging Transactions. From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including, in part, interest rate swaps and caps. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. Proposed legislation, if enacted as proposed, will change the treatment of hedging transactions. See
"-- Proposed Legislation" below.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we still may qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. Those relief provisions generally will be available if:

     - our failure to meet those tests is due to reasonable cause and not due to willful neglect;

     - we attach a schedule of sources of our income to our United States federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It cannot be predicted, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of our Company," even if the relief provisions apply, we would incur a tax with respect to excess net income. Proposed legislation, if enacted as proposed, will change the relief eligibility provisions. See "-- Proposed Legislation" below.

     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

     - First, at least 75% of the value of our total assets must consist of:

      - cash or cash items, including some receivables;

      - government securities;

      - interests in real property, including land, buildings and other improvements to land, leaseholds and options to acquire real property and leaseholds;

      - interests in mortgages on real property;

      - shares or transferable certificates of beneficial interest in other qualifying REITs; and

      - investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

     - Second, no more than 25% of the value of our total assets may consist of securities other than those included in the 75% asset class.

     - Third, of our investments not included in the 75% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

     - Fourth, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

     - Fifth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

     For purposes of the second, third and fourth asset tests, the term "securities" does not include our equity interest in another qualifying REIT, equity or debt securities of a qualified REIT subsidiary of ours or a non-corporate single-member entity all of the equity interests in which are owned directly by us, or our equity interest in any entity treated as a partnership for United States federal tax purposes. The term "securities," however, generally includes our debt securities issued by a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership. For purposes of the 10% value test, proposed legislation, if enacted as proposed, will provide look-through rules with respect to debt securities issued by a partnership and generally, if enacted as proposed, that the term "securities" does not include any security issued by a qualifying REIT. See "-- Proposed Legislation" below. The third and fourth asset tests do not apply in respect of a taxable REIT subsidiary.

     The bulk of our assets normally have constituted interests in real property. We believe we have satisfied the quarterly asset tests for all applicable periods and we intend to conduct our operations so as to be able to continue to satisfy the asset tests on an ongoing basis. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause
(2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

     - the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and 90% of our after-tax net income, if any, from foreclosure property; minus

     - the sum of some types of non-cash income.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our United States federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after the declaration.

     We will pay United States federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

     - 85% of our REIT ordinary income for that year;

     - 95% of our REIT capital gain income for that year; and

     - any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of the required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "-- U.S. Federal Income Tax Considerations for U.S.
Holders -- Distributions to U.S. Holders." If we so elect, we will be treated as having distributed that retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid income and excise taxes on undistributed income.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and payment of deductible expenses and the inclusion of that income and deduction of expenses in arriving at our REIT taxable income. As a result, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In this situation, we may need to borrow funds, issue additional stock or sell assets in order to meet our distribution requirements.

     Under some circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year and including the deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we would be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends in the earlier year.

  Prohibited Transactions

     As described above under "-- Taxation of our Company," a REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which is referred to as a "prohibited transaction." Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to avoid classification as a prohibited transaction applies to a real estate asset that is held for the production of rental income by a REIT for at least four years, if the REIT has made no more than seven sales of property during the year of sale, or some alternative conditions are satisfied, and capital expenditures made to the property during the four years prior to disposition do not exceed 30% of the property's net sales price. Some of our dispositions of properties might be structured to fit within this safe harbor if we determine that complying with the safe harbor is otherwise consistent with our business strategies. However, depending on those strategies we might not comply with the safe harbor, including in respect of non-core assets that we currently plan to sell. In any event, none of these assets should be treated as held for sale to customers in the ordinary course of the owning entity's business and therefore their sale should not constitute a prohibited transaction.

  Recordkeeping Requirements

     To avoid a monetary penalty, we must request on an annual basis information designed to disclose the ownership of our outstanding stock. We also must maintain required records as described in applicable Treasury regulations. We have complied, and we intend to continue to comply, with these requirements.

  Failure to Qualify

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to United States federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid to stockholders. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

  Tax Aspects of Our Investment in Our Operating Partnership and the Partnership Subsidiaries

     The following discussion describes some material United States federal income tax considerations applicable to our direct or indirect investment in our operating partnership and the partnership subsidiaries.

     Classification as Partnerships. We are entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if the partnership is classified for United States federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for United States federal tax purposes if it:

     - is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     An entity that was treated as a partnership under the Treasury regulations that were in effect prior to January 1, 1997 will retain its partnership classification unless it has only one member.

     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as a partnership or an association taxable as a corporation. If a domestic entity fails to make an election, it generally will be treated as a partnership for United States federal tax purposes. The United States federal tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

     - the entity had a reasonable basis for its claimed classification;

     - the entity and all members of the entity recognized the United States federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

     - neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

     Each partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect before January 1, 1997. In addition, each partnership intends to continue to be classified as a partnership for United States federal tax purposes, and no partnership intends to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent. A publicly traded partnership generally will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for that year consists of passive-type income, including real property rents, which includes rents that would be qualifying income for purposes of the 75% gross income test, with modifications that generally make it easier for the rents to qualify as passive-type income, gains from the sale or other disposition of real property, certain interest and dividends. We refer to this as the 90% passive income exception.

     Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Under one of those safe harbors, referred to as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent if all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership, and a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership other than our operating partnership qualifies for the private placement exclusion. However, our operating partnership is not treated as a corporation because it is eligible for the 90% passive income exception.

     If our operating partnership were taxable as a corporation, rather than as a partnership, for United States federal income tax purposes, we would not be able to qualify as a REIT and we might not be able to qualify as a REIT if one or more of the partnership subsidiaries were taxable as a corporation. See
"-- Requirements for Qualification as a REIT -- Income Tests" and
"-- Requirements for Qualification as a REIT -- Asset Tests." In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification as a REIT -- Distribution Requirements." Further, items of income and deduction of the partnership would not pass through to its partners and its partners would be treated as stockholders for tax purposes. Consequently, the partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income.

 Income Taxation of Partnerships and their Partners

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for United States federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, these allocations will be disregarded for United States federal income tax purposes if they do not comply with the provisions of the United States federal income tax laws governing partnership allocations. If an allocation is not recognized for United States federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the United States federal income tax laws governing partnership allocations.

     Tax Allocations with Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, referred to as a book-tax difference. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

     Under our operating partnership's partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the United States federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of the deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to the property for United States federal income tax purposes.

     Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

     - the amount of cash and the basis of any other property contributed by us to our operating partnership;

     - increased by our allocable share of our operating partnership's income and our allocable share of indebtedness of our operating partnership; and

     - decreased, but not below zero, by our allocable share of our operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

     If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until it would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, reduces our adjusted tax basis below zero, the distributions will constitute taxable income to us. These distributions and constructive distributions normally will be characterized as long-term capital gain.

     Sale of a Partnership's Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed the properties to the extent of their built-in gain or loss on those properties for United States federal income tax purposes, as described above under "-- Tax Allocations with Respect to Contributed Properties". Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective interests in the partnership.

     Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. However, we do not intend to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business.

 State and Local Taxes

     We may be subject to state and local tax in various states and localities in which we transact business or own property. The state and local tax treatment in those jurisdictions may differ from the United States federal income tax treatment described above.

 Proposed Legislation

     Certain proposed legislation, if enacted as proposed, will amend the provisions of the Internal Revenue Code applicable to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation includes the following items: (i) the formula for calculating the tax imposed on a violation of the 95% income test would be based on 95% of gross income rather than 90% of gross income; (ii) a de minimis exception would be added that would enable a REIT to avoid disqualification upon a failure to meet certain of the asset tests if specified conditions were met; (iii) a REIT that did not meet the de minimis exception would be able to avoid disqualification upon a failure to meet the asset tests if the REIT filed a schedule with a description of each violation, the failure was due to reasonable cause, the violation was cured within 6 months after the last day of the quarter in which the violation was identified and the REIT paid a tax based on the amount of net income generated from the assets causing such violation; (iv) the relief eligibility standards for a failure to satisfy one or both of the 75% income test and the 95% income test would be conformed to the new standards applicable to a violation of the asset tests described in clause (iii); (v) a REIT would be able to remedy a failure to meet a requirement for qualification (other than any failures to meet the income tests or asset tests) that was due to reasonable cause upon payment of a penalty of $50,000; (vi) a REIT would be able unilaterally to declare a deficiency dividend after it identifies any failure to pay a relevant amount;
(vii) the rules relating to the treatment of hedging instruments would be amended generally to provide that income from a transaction entered into to hedge interest rate or specified other risks with respect to borrowings incurred to acquire or carry real estate assets would not be treated as gross income for purposes of the 95% gross income test; and (viii) for purposes of the 10% of value asset test, the definition of "securities" would exclude all securities issued by a qualifying REIT and certain debt owed by a partnership to a REIT. We do not know if such legislation will be enacted and, if enacted, whether it will be enacted in its proposed form.

                                  UNDERWRITING

     Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference into this prospectus supplement and the accompanying prospectus, Lehman Brothers Inc. has agreed to purchase from us, and we have agreed to sell to the underwriter, 12,000,000 shares of common stock.

     The underwriting agreement provides that the underwriter is obligated to purchase, subject to certain conditions, all of the shares of common stock in the offering if any are purchased, other than those covered by the over-allotment option described below. The conditions contained in the underwriting agreement include requirements that:

     - the representations and warranties made by us to the underwriter are true;

     - there has been no material adverse change in our financial condition or in the financial markets; and

     - we deliver the customary closing documents to the underwriter.

OVER-ALLOTMENT OPTION

     We have granted the underwriter a 30-day option after the date of the underwriting agreement to purchase, in whole or in part, up to an aggregate of 1,800,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. This option may be exercised to cover over-allotments made in connection with the offering. To the extent that the option is exercised, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares, and we will be obligated, pursuant to the option, to sell these shares to the underwriter.

COMMISSIONS AND EXPENSES

     We have been advised by the underwriter that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, who may include the underwriter, at such offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the public offering price and other offering terms.

     The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option to purchase up to 1,800,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays us for the shares.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................  $     0.18     $     0.18
                                                              ----------     ----------
  Total.....................................................  $2,160,000     $2,484,000
                                                              ==========     ==========

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

STABILIZATION AND SHORT POSITIONS

     The underwriter may engage in over-allotment, stabilizing transactions and covering transactions, or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

     - Over-allotment involves sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase, which creates a short position. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares of common stock in the open market.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

     These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LOCK-UP AGREEMENTS

     We have agreed that we will not offer, sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, except in certain circumstances for a specified universal shelf registration statement, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options, warrants or rights outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof and issuances pursuant to the exercise of such options. In addition, we have agreed that, during that period, we will not enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our common stock, in each case without the prior written consent of Lehman Brothers Inc.

     Our executive officers and directors have also agreed under lock-up agreements that, subject to certain exceptions, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for our common stock or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, in each case for a period of 90 days from the date of the Prospectus.

     Lehman Brothers Inc., in its discretion, may release the common stock subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the stockholders' reasons for requesting the release, the number of common units for which the release is being requested, and market conditions at the time.

LISTING

     Our common stock is traded on the New York Stock Exchange under the symbol "MHX."

INDEMNIFICATION

     We have agreed to indemnify the underwriter against certain liabilities relating to the offering, including liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make for these liabilities.

STAMP TAXES

     Purchasers of the shares of our common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

OTHER RELATIONSHIPS WITH THE UNDERWRITER

     From time to time, Lehman Brothers Inc. and its affiliates have, directly and indirectly, provided investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions. Lehman Brothers Inc. acted as sole arranger and sole book runner under our senior secured credit facility, an affiliate of Lehman Brothers Inc. acts as administrative agent under that facility, and another affiliate of Lehman Brothers Inc. is a lender under that facility. Additionally, an affiliate of Lehman Brothers Inc. is a lender under our CMBS facility due 2009. No borrowings are currently outstanding under our senior secured credit facility and approximately $309 million of loans were outstanding as of December 31, 2003 under our CMBS facility due 2009.

ELECTRONIC DISTRIBUTION

     A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

     Other than the prospectus in electronic format, the information on the underwriter's web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the shares of common stock issuable in this offering will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, and the financial statement schedule of real estate and accumulated depreciation, have been incorporated by reference in the registration statement of which this prospectus supplement forms a part, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements refers to the adoption in 2002 of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and the adoption in 2003 of SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

PROSPECTUS

                                  $500,000,000

    MERISTAR HOSPITALITY CORPORATION          MERISTAR HOSPITALITY OPERATING
              COMMON STOCK                          PARTNERSHIP, L.P.
            PREFERRED STOCK                          DEBT SECURITIES
           DEPOSITARY SHARES
            DEBT SECURITIES
                WARRANTS
   GUARANTEES OF THE DEBT SECURITIES
        OF MERISTAR HOSPITALITY
      OPERATING PARTNERSHIP, L.P.

                             ---------------------

     We may offer from time to time:

     - shares of common stock;

     - shares of preferred stock;

     - depositary shares representing fractions of shares of preferred stock;

     - debt securities, which may consist of debentures, notes or other types of debt;

     - warrants to purchase common stock, preferred stock, depositary shares relating to preferred stock or debt securities; and

     - guarantees of the debt securities of MeriStar Partnership.

     MeriStar Partnership may offer from time to time, debt securities, which may consist of debentures, notes or other types of debt.

     Some of our direct and indirect wholly-owned subsidiaries may guarantee our debt securities and the debt securities of MeriStar Partnership offered under this prospectus. In addition, MeriStar Partnership will act as a co-issuer of our debt securities, and MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer of some of the securities of MeriStar Partnership.

     The aggregate offering price of the securities offered by us and MeriStar Partnership will not exceed $500,000,000.

     Each time we offer securities, we will provide a supplement to this prospectus that will describe the specific terms of any securities we offer and the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell securities to underwriters, through agents or directly to other purchasers. The prospectus supplement will include the names of any underwriter or agent.

     YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF OFFERED SECURITIES CAREFULLY BEFORE YOU INVEST IN THOSE SECURITIES. THIS PROSPECTUS MAY NOT BE USED TO MAKE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT DESCRIBING THE TERMS AND METHOD OF SALE OF THOSE SECURITIES.

     Our common stock is quoted on the New York Stock Exchange under the symbol "MHX." Any common stock offered under this prospectus will be listed on the NYSE, subject to notice of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 9, 2002.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    2
Incorporation of Documents by Reference.....................    2
Cautionary Statement Regarding Forward-Looking Statements...    4
Meristar Hospitality Corporation............................    5
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Charges..........................    6
Description of Common Stock of Meristar.....................    7
Description of Preferred Stock of Meristar..................   15
Description of Depositary Shares of MeriStar................   17
Description of Debt Securities of MeriStar..................   21
Description of Warrants of MeriStar.........................   30
Description of Debt Securities of MeriStar Partnership......   31
Description of the Guarantees...............................   41
Plan of Distribution........................................   42
Legal Matters...............................................   43
Experts.....................................................   43

                      WHERE YOU CAN FIND MORE INFORMATION

     We and MeriStar Partnership are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. We and MeriStar Partnership have also filed with the SEC a registration statement on Form S-3 to register the securities offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about MeriStar, MeriStar Partnership and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we or MeriStar Partnership file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference important business and financial information about our company and MeriStar Partnership that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we and MeriStar Partnership file with the SEC will automatically update and supersede this information. Any statement modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the preceding, the information in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     We and MeriStar Partnership incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on March 28, 2002 and May 8, 2002;

     - Our Current Reports on Form 8-K filed on January 31, 2002 and May 7,
       2002;

     - Our Proxy Statement for our 2002 Annual Meeting of Stockholders filed on April 19, 2002;

     - MeriStar Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on April 29, 2002 and May 8, 2002; and

     - MeriStar Partnership's Current Reports on Form 8-K filed on January 31, 2002 and May 7, 2002.

     You may request a copy of any of these documents, at no cost, by contacting us in writing or by telephone at our principal executive office:

                        MeriStar Hospitality Corporation
                          1010 Wisconsin Avenue, N.W.
                             Washington D.C. 20007
                           Telephone: (202) 965-4455

     EXCEPT AS DESCRIBED ABOVE, NO OTHER INFORMATION IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (INCLUDING, WITHOUT LIMITATION, INFORMATION ON OUR WEBSITE).

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as "intend," "plan," "may," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We and MeriStar Partnership cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

     Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we and MeriStar Partnership make. We and MeriStar Partnership have included important facts in various cautionary statements in this prospectus that we and MeriStar Partnership believe could cause our actual results and those of MeriStar Partnership to differ materially from the forward-looking statements that we and MeriStar Partnership make. These include, but are not limited to, those under the heading "Risk Factors" in any prospectus supplement and the following:

     - any current slowdown of the national economy;

     - economic conditions generally and the real estate market specifically;

     - the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents;

     - legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

     - availability of capital;

     - interest rates;

     - competition;

     - supply and demand for hotel rooms in our current and proposed market areas; and

     - generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

     The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We and MeriStar Partnership undertake no obligation to update or revise any forward-looking statements because of new information, future events or otherwise.

                             ---------------------

     In this prospectus, "we," "us," "our," the "company" and "MeriStar" refer to MeriStar Hospitality Corporation and its subsidiaries, unless expressly stated otherwise or unless it is clear from the context that we mean only MeriStar Hospitality Corporation. References to MeriStar Partnership refer to MeriStar Hospitality Operating Partnership, L.P.

                        MERISTAR HOSPITALITY CORPORATION

     MeriStar Hospitality Corporation is a real estate investment trust under the Internal Revenue Code, or REIT, and owns a portfolio of upscale, full-service hotels. Our hotels are diversified geographically as well as by franchise and brand affiliations. As of December 31, 2001, we owned 112 hotels with 28,653 rooms. The hotels are located in major metropolitan areas or rapidly growing secondary markets in the United States and Canada. A majority of the hotels are operated under nationally recognized brand names such as Hilton(R), Sheraton(R), Westin(R), Marriott(R), Radisson(R), Doubletree(R) and Embassy Suites(R).

     We believe the upscale, full-service segment of the lodging industry offers strong potential operating results and investment opportunities. The real estate market has recently experienced a significant slowdown in the construction of upscale, full-service hotels. Also, upscale, full-service hotels have particular appeal to both business executives and upscale leisure travelers. We believe the combination of these factors offers good potential ownership opportunities for us in this sector of the lodging industry.

     We and MeriStar Partnership were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, merged with CapStar Hotel Company. In connection with the merger between CapStar and American General, we created MeriStar Hotels & Resorts, Inc., a separate publicly traded company, to be the lessee and manager of nearly all of our hotels. At December 31, 2001, MeriStar Hotels managed all of our hotels. We share certain key executive officers and five board members with MeriStar Hotels. Also, an intercompany agreement aligns our interests with the interests of MeriStar Hotels, with the objective of benefiting both companies' shareholders.

     Given the challenging operating environment that has resulted from a slowing economy coupled with the disruptions caused by the events of September 11, 2001, we intend to focus on maximizing the profitability of our existing hotels by actively overseeing their operation by MeriStar Hotels. In addition, we have taken steps to strengthen our balance sheet and to maintain financial flexibility and liquidity. We believe these steps will position us to take advantage of opportunities that may arise in the future.

     MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer with MeriStar Partnership for purposes of the indentures under which some of the securities offered by this prospectus are issued. MeriStar Hospitality Finance Corp. III was formed by MeriStar Partnership to act as co-issuer under the indentures and has no material assets or operations.

     Our principal executive offices and those of MeriStar Partnership and MeriStar Hospitality Finance Corp. III are located at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007. Our telephone number is (202) 965-4455.

                                USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. These purposes may include additions to working capital, repayment or redemption of existing indebtedness, and financing of capital expenditures and acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated for us and for MeriStar Partnership:

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1997(1)   1998(1)   1999    2000     2001(2)
                                                -------   -------   ----   -------   -------
MeriStar Hospitality Corporation..............    2.7x      1.9x    1.9x     1.8x      0.6x
MeriStar Hospitality Operating Partnership,
  L.P.........................................    2.6x      2.4x    1.9x     1.8x      0.7x

---------------

(1) We and MeriStar Partnership were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a REIT, and its associated entities merged with CapStar Hotel Company and its associated entities. In connection with the merger between CapStar and American General, MeriStar Hotels & Resorts, a separate publicly traded company, was created to be the lessee and manager of nearly all our hotels. Prior to August 3, 1998, the operating results of CapStar included the revenues and expenses of these hotels.

(2) In 2001, we and MeriStar Partnership had a $48,725 and a $46,550 deficiency, respectively, in earnings to cover fixed charges. We and MeriStar Partnership had the following non-recurring charges, which caused this deficiency in earnings:

     - $9.3 million payment to terminate $300 million on interest rate swaps in conjunction with the sale of $500 million of senior unsecured notes and the repayment of related term loans;

     - $6.7 million charge to recognize the effect of interest rate swaps that were converted to non-hedging derivatives upon the repayment of portions of our senior secured credit facility in December 2001 in conjunction with the sale of $250 million of senior unsecured notes;

     - $43.6 million loss on asset impairment related to the write-down of certain hotel assets. These write-downs resulted from the negative impact of changes in the economic climate on the value of our assets;

     - $2.1 million charge to write-off our investment in STS Hotel Net;

     - $5.8 million in costs related to our terminated merger with FelCor Lodging Trust;

     - $1.3 million in costs to terminate leases with Prime Hospitality Corporation; and

     - $1.1 million charge due to a restructuring at corporate headquarters.

     These charges are non-recurring charges which are included in income from continuing operations for the year ended December 31, 2001.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expended or capitalized, amortization of loan costs and estimated interest within rental expense.

     As of the date of this prospectus, we do not have any preferred stock outstanding.

                    DESCRIPTION OF COMMON STOCK OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     As of May 6, 2002, our authorized stock included 100,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. As of May 6, 2002, we had 44,861,244 shares of common stock and no shares of preferred stock outstanding and 2,599,034 shares of common stock reserved for issuance upon the exercise of outstanding stock options. Some classes of partnership interests in MeriStar Partnership held by third parties are redeemable by the holders for one share of our common stock or, at our option, for cash in an amount equal to the market value of a share of common stock. If all of these partnership interests in MeriStar Partnership were redeemed for shares of our common stock, that redemption would, as of May 6, 2002, result in the issuance of 4,293,855 shares of common stock.

     The following summary description of our stock and provisions of Maryland law and of our charter and bylaws is subject to and qualified by reference to the provisions of Maryland law described in this document and to our charter and bylaws.

GENERAL

     Under our charter, we have the authority to issue 100,000,000 shares of our common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     The outstanding shares of our common stock are fully paid and non-assessable.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

     The holders of our common stock are entitled to dividends and other distributions out of assets legally available at such times and in such amounts as our directors may determine from time to time. The payment of future dividends is dependent upon, among other factors, action by our board of directors, our financial condition, future earnings, the availability of cash and restrictions in instruments governing our indebtedness.

     In the event of liquidation, the holders of our common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of outstanding preferred stock, if any.

     Under the Maryland General Corporation Law, a Maryland corporation generally cannot:

     - dissolve;

     - amend its charter;

     - merge;

     - sell all or substantially all of its assets;

     - engage in a share exchange; or

     - engage in similar transactions outside the ordinary course of business;

unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter.

     Our charter provides that, with the exception of some amendments to our charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve these transactions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe, L.P.

RESTRICTIONS ON TRANSFER

     We must meet requirements concerning the ownership of outstanding shares of our stock in order for us to qualify as a real estate investment trust or REIT under the Internal Revenue Code. Specifically, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year, and the shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a real estate investment trust. One such requirement is that at least 75% of our company's gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership and its subsidiary partnerships and limited liability companies from our hotel lessees will not qualify as rents from real property, which could result in our loss of real estate investment trust status, if we own, actually or constructively, 10% or more of the ownership interests in our hotel lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code, other than any lessee that qualifies as a "taxable REIT subsidiary" of ours under the Internal Revenue Code, and the rents received from our taxable REIT subsidiaries will not qualify as rents from real property if a manager or operator of those hotels does not qualify as an "independent contractor" under applicable rules in the Internal Revenue Code requiring that the manager or operator does not own more than 35% of our shares and that not more than 35% of the interests in the manager or operator are owned, directly or indirectly, by one or more persons who own 35% or more of our shares.

     Because our board believes it is essential for us to continue to qualify as a REIT, our charter, subject to exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number of outstanding shares of any class of our common stock, subject to a "look-through" exception that permits mutual funds and other entities to own as much as 15% of any class of our common stock in appropriate circumstances. Some types of entities including some pension trusts, mutual funds and corporations will be looked through for purposes of the "closely held" test in section 856(h) of the Internal Revenue Code. Subject to limited exceptions, our charter will allow these entities under the "look-through" ownership limitation to own up to 15% of the shares of any class of our common stock, provided that such ownership does not cause any beneficial owner of the entity to exceed the 9.8% stock ownership limitation described above or otherwise result in a violation of the tests described in clauses (2), (3), (4) and (5) of the next succeeding paragraph. In addition, our charter prohibits the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels.

     Any transfer of our common stock that would:

          (1) result in any person owning, directly or indirectly, our common stock in excess of the 9.8% stock ownership limitation or the "look-through" ownership limitation, if applicable;

          (2) result in our common stock being owned by fewer than 100 persons determined without reference to any rules of attribution;

          (3)  result in our company being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

          (4) cause our company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our company's, our operating partnership's or a subsidiary partnership's or limited liability company's real property, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code; or

          (5) result in the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels will be void from the time the transfer was to have been made, and the intended transferee or transferees will acquire no rights in the shares of our common stock that would cause any of the results described above.

     In that event, those shares will be designated as "shares-in-trust" and will be transferred automatically to a trust, effective on the day before the purported transfer of the shares of our common stock. The record holder of the shares of our common stock that are designated as shares-in-trust (the "Prohibited Owner") will be required to submit that number of shares of our common stock to us for registration in the name of the trustee of the trust. The trustee will be designated by us but will not be affiliated with us or with the Prohibited Owner. The beneficiary of the trust will be one or more charitable organizations named by us.

     Shares-in-trust will remain issued and outstanding shares of our common stock and will be entitled to the same rights and privileges as all other shares of the same class and series. The trustee will receive all dividends and distributions on the shares-in-trust and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust. The trustee will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in the redesignation of the shares as shares-in-trust.

     The Prohibited Owner with respect to shares-in-trust will be required to repay to the trustee the amount of any dividends or distributions received by the Prohibited Owner that are attributable to any shares-in-trust and the record date of which was on or after the date that the shares become shares-in-trust. Any vote by a Prohibited Owner prior to our discovery that the shares-in-trust were held in trust will be rescinded as void from the time the vote was to have been cast and recast by the trustee, in its sole and absolute discretion. However, if we have already taken irreversible corporate action based on that vote, then the trustee shall not have the authority to rescind and recast that vote. The Prohibited Owner generally will receive from the trustee the lesser of:

          (1) the price per share the Prohibited Owner paid for the shares of common stock that were designated as shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and

          (2) the price per share received by the trustee from the sale of the shares-in-trust.

Any amounts the trustee receives in excess of the amounts to be paid to the Prohibited Owner will be distributed to the beneficiary.

     The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

          (1) the price per share in the transaction that created the shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and
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

          (2) the average closing sales price per share on the five trading days ending on the date that we, or our designee, accepts the offer.

Subject to the trustee's ability to designate a permitted transferee, we will have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer or other event which resulted in the creation of those shares-in-trust and the date we determine in good faith that a transfer or other event resulting in the shares-in-trust occurred.

     All persons who own, directly or indirectly, more than 5%, or the lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding shares of our stock must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares of our common stock owned directly or indirectly and a description of how the shares are held. In addition, each direct or indirect stockholder shall provide us with any additional information as we may request in order to determine the effect, if any, of share ownership on our status as a real estate investment trust and to ensure compliance with the 9.8% stock ownership limitation, the "look-through" ownership limitation or the 34.9% ownership limitation, each as described above.

     The 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, generally will not apply to the acquisition of shares of our common stock by an underwriter that participates in a public offering of those shares. Also, the 34.9% ownership limitation generally will not apply to the acquisition of shares or our common stock or to rights, options or warrants for, or securities convertible into, our common stock by an underwriter that participates in a public offering of those shares, rights, options, warrants or other securities, if the underwriter, either alone or together with other persons that own both our stock and interests in any entity that manages or operates our hotels, does not directly or indirectly own more than 34.9% of the shares of our common stock. In addition, our board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon other conditions as our board may direct, may exempt a person from the 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, under some circumstances.

     All certificates representing shares of our common stock will bear a legend referring to the restrictions described above.

     The 9.8% stock ownership limitation and the 34.9% ownership limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHARTER AND BYLAW PROVISIONS AND PROVISIONS OF MARYLAND LAW

     Number of Directors; Classification of our Board. Our charter and bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of our entire board. At all times, a majority of the directors shall be independent directors, except that upon the death, removal, incapacity or resignation of an independent director, such requirement shall not be applicable for 60 days. There are currently ten directors, six of whom are independent directors. The holders of our common stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of our entire board.

     Our charter divides our board into three classes of directors. The term of the first class expires in 2003, the term of the Class II directors expires in 2004 and the term of the Class III directors expires in 2002. As the term of each class expires, directors in that class will be elected by our stockholders for a term of three years and until their successors are duly elected and qualify. Classification of our board is intended to assure the continuity and stability of our company's business strategies and policies as determined by our board. Because holders of our common stock will have no right to cumulative voting in the election of directors, at

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

each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of our company or other transaction, even though stockholders might believe such an attempt or other transaction is in their best interests. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

     Removal; Filling Vacancies. Our bylaws provide that, unless our board otherwise determines, any vacancies, except vacancies resulting from an increase in the number of directors, which will be filled by a majority vote of our entire board, will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director so elected shall hold office until the next annual meeting of stockholders. Our charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of our bylaws authorizing the board to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

     Limitation of Liability and Indemnification. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to a cause of action adjudicated in any proceeding. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or to reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our current or former directors or officers (or their estates) who is, was or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that that person is or was our director or officer. This indemnification obligation also covers a person who is or was serving at our request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise if sued or threatened to be sued as a result of this service. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

     Unless its charter provides otherwise, Maryland law requires a Maryland corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not provide otherwise. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

          (2) the director or officer actually received an improper personal benefit in money, property or services; or

          (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

     In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Our company also has purchased and maintains insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with our company, whether or not our company is required or has the power to indemnify them against the same liability.

     Business Combinations. Maryland law provides that "business combinations" including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an interested stockholder -- any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation, or an affiliate thereof -- are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     Thereafter, any such business combination must be recommended by the board of such corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's stockholders receive a minimum price as defined in the Maryland General Corporation Law for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the Maryland law do not apply, however, to business combinations that are approved or exempted by the board of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

     Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

          (1)  one-tenth or more but less than one-third;

          (2)  one-third or more but less than a majority; or

          (3)  a majority or more of all voting power.

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

Control shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of conditions, including an undertaking to pay expenses, may compel the board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. The provision may be amended or eliminated at any time in the future.

     Amendment to Our Charter. Our charter may normally be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment. However:

     - no term or provision of our charter may be added, amended or repealed in any respect that would, in the determination of our board, cause us not to qualify as a REIT under the Internal Revenue Code,

     - some provisions of our charter, including provisions relating to our stock, restrictions on transfer of our stock, preemptive rights of holders of stock, the classification of directors, the removal of directors, independent directors and the indemnification and limitation of liability of officers and directors, may not be amended or repealed, and

     - provisions imposing cumulative voting in the election of directors may not be added to our charter,

unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

     Dissolution of Our Company. The affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter must approve the dissolution of our company.

     Advance Notice of Director Nominations and New Business. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election of our board and the proposal of business to be considered by stockholders may be made

     - pursuant to our notice of the meeting,

     - by or at the direction of our board or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Our bylaws provide that with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the meeting of stockholders other than nominations of persons for election to our board, which may be brought before the meeting

     - pursuant to our notice of the meeting,

     - by or at the direction of our board or

     - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws provided that our board has determined that directors shall be elected at such meeting.

     Meetings of Stockholders. Our bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by our board during the month of May each year. Special meetings of our stockholders may be called by our President, Chief Executive Officer or board. As permitted by Maryland law, our bylaws provide that special meetings must be called by our Secretary upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

     Operations. Our charter requires the board generally to use commercially reasonable efforts to cause our company to qualify as a REIT.

     Anti-Takeover Effect of Provisions of Maryland Law and of Our Charter and Our Bylaws. The following provisions could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or that our holders might believe to be in their best interest:

     - the business combination provisions of Maryland law;

     - if the applicable provisions in our bylaws are amended or rescinded, the control share acquisition provisions of Maryland law;

     - the provisions of our charter on classification of our board and removal of directors; and

     - the advance notice provisions of our bylaws.

                   DESCRIPTION OF PREFERRED STOCK OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

GENERAL

     Under our charter, we have the authority to issue 100,000,000 shares of preferred stock, par value $0.01 per share. Our charter further provides that our board of directors may designate the rights, preferences and priorities of any of the unissued shares of our preferred stock, provided that such preferred stock will not be used for anti-takeover purposes and will not have super-majority voting rights.

     Our board of directors may issue shares of preferred stock in one or more series, and may designate the number of shares to be included in the series and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of that series, except as otherwise stated in our charter. The preferred stock will be, when issued, fully paid and nonassessable.

     The rights of holders of any preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose, provided, however, that the preferred stock may not be used for anti-takeover purposes.

     To the extent applicable, the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to that series.

RANK

     The shares of preferred stock of any series have the rank set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

DIVIDENDS

     The articles supplementary setting forth the terms of a series of preferred stock may provide that holders of that series are entitled to receive dividends, when, as and if authorized by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends and any other terms applicable to the dividends will be set forth in the relevant articles supplementary and described in the prospectus supplement relating to the relevant series.

     Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares of MeriStar," on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative and payable in cash or in kind.

CONVERSION AND EXCHANGE

     The articles supplementary setting forth the terms of a series of preferred stock may provide for and the prospectus supplement for the relevant series of preferred stock may describe the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock or common stock of a third party.

REDEMPTION

     If so specified in the articles supplementary setting forth the terms of a series of preferred stock, which will be described in the applicable prospectus supplement, a series of preferred stock may be redeemable at our or the holder's option and/or may be mandatorily redeemed partially or in whole.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of each series of preferred stock may be entitled to receive distributions upon liquidation. Those distributions will be made before any distribution is made on any securities ranking junior relating to liquidation. The terms and conditions of those distributions will be set forth in the applicable articles supplementary and described in the relevant prospectus supplement.

VOTING RIGHTS

     The holders of shares of preferred stock will have the voting rights provided by the applicable articles supplementary and required by applicable law. These voting rights will be described in the applicable prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     We intend to amend our charter to impose ownership and transfer limitations similar to those described above under the caption "Description of Common Stock of MeriStar" in respect of our preferred stock, debt securities convertible into our preferred stock, warrants to purchase our preferred stock or debt securities convertible into our preferred stock, and depositary shares representing preferred stock, prior to issuing or agreeing to issue any of those securities.

                  DESCRIPTION OF DEPOSITARY SHARES OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights). Our charter provides that we may not issue preferred stock for anti-takeover purposes or with super-majority voting rights.

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, unless we have previously called for redemption or converted into other securities the related depositary shares, the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata as nearly as may be practicable without creating fractional depositary shares or by any other equitable method determined by the preferred stock depositary.

     From and after the date fixed for redemption:

     - all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

     - the depositary shares called for redemption will no longer be deemed to be outstanding; and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date which will be the same date as the record date for the preferred stock will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into any class of our common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of the specified class of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue one or more new depositary receipts for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price, if any, of the applicable class of common stock on the last business day prior to the conversion.

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AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least a majority of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed;

     - there has been a final distribution with respect to the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

     - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement unless expressly provided otherwise. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement
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

will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

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

                   DESCRIPTION OF DEBT SECURITIES OF MERISTAR

     For purposes of this section, the terms "we", "our," "us" and "MeriStar" refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under a subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of our senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter for which financial statements are available. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures." In addition, our senior and subordinated debt securities will be co-issued by MeriStar Partnership. The forms of the indentures are exhibits to the registration statement we filed with the SEC, of which this prospectus is a part.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium and other amounts, if any, on the debt securities will be payable or the manner of their determination;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for common stock or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the method of payment of interest, in particular whether the interest will be paid in kind or otherwise, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium and other amounts, if any, and interest on the debt securities will be payable;

     - any covenants to which MeriStar or its subsidiaries may be subject with respect to the debt securities;

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

     - the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event, passage of time or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium and other amounts, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if we or a holder may elect that payments of principal of, premium and other amounts, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium and other amounts, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "--Defeasance and Covenant Defeasance" below;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - the events of default;

     - any agents for the debt securities, including trustees, depositories, authenticating, conversion, calculation or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if we will issue the debt securities in whole or in part in the form of global securities;

     - whether the debt securities will have the benefits of any guarantee and, if so, the identity of the guarantors and the terms and provisions applicable to any such guarantee; and

     - any other terms of the debt securities.

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." Alternatively, debt securities may be sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering the debt security at an original issue discount, in which case the debt security will be an "original issue discount security." "Original issue discount securities" might bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities may be payable upon declaration of acceleration of their maturity. We will summarize material United States federal income tax considerations and other special considerations that may be applicable to holders of original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium and other amounts, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in New York and at any other office or agency maintained for that purpose to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium and other amounts on registered debt securities only against surrender of these debt securities. If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made. Unless otherwise provided, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by us to a paying agent for the payment of principal of, premium, or other amounts if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or other amounts or interest has become due and payable may be repaid to us, and thereafter the holder of the debt security may look only to us for payment of those amounts.

     In the event of any redemption, we will not be required to

     - issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, and ending on the date of the mailing; or

     - register the transfer of or exchange any debt security, or portion of a debt security, called for redemption or, with respect to which a holder has exercised an option to require repurchase of the debt security, prior to the stated maturity, except the unredeemed portion or portion not being repurchased of any debt security being redeemed or repurchased in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that we will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC's nominee. DTC will keep a computerized record of its participants whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants deposit. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

     We will wire payments of principal, premium and other amounts, if any, and interest to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

     Conveyance of notices and other communications by DTC to participants, and by participants to holders of beneficial interests in the debt securities, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Holders of beneficial interests in the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to those debt securities, such as redemptions, tenders, defaults, and proposed amendments to any security documents. Holders of beneficial interests in the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to them, or in the alternative, such holders may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the relevant indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the relevant indenture. We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies us that it is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

     - a default or event of default under the relevant series of debt securities has occurred and is continuing and the registrar for those debt securities has received a written request from DTC to issue certificated debt securities; or

     - we determine not to require all of the debt securities of a series to be represented by a global security.

     If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount or accreted value, as the case may be, to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between us and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association, as trustee. We call that indenture, as it may be supplemented from time to time, the "senior debt indenture." Debt securities that will be subordinated debt will be issued under a subordinated indenture between us and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association as trustee. We call that indenture, as it may be supplemented from time to time, the "subordinated debt indenture". We refer to the trustee under each of these indentures as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium and other amounts and interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or other amounts or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

     - that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to us or the persons making payment or distributions, as the case may be. Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

     The prospectus supplement may include a description of additional terms implementing the subordination feature.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate or merge with or into any other person, whether or not we are the surviving corporation or entity, or convey, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless:

     - we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets as an entirety or substantially as an entirety are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If we consolidate with or merge into any other corporation or entity or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for us, and may exercise our rights and powers under the indentures, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium or other amounts on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to us in accordance with the terms of the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security or in the deposit of any sinking fund payment with respect to a debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, other than an event of default involving an event of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require us to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. If an event of default occurs which involves a bankruptcy, insolvency or reorganization, then all unpaid outstanding principal amounts and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium and other amounts, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal or unduly prejudicial to holders not joining in such direction. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs.

     If for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium, other amounts or interest, if any, on the debt securities of any series into a currency in which a judgment will be rendered, the rate of exchange used will be the prevailing rate on the New York banking day, preceding the day on which a final unappealable judgment is given. We will be discharged of our obligations to make the payments in the applicable currency upon actual receipt by the payee of the full amount expressed to be payable in such currency.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and other amounts, if any, and interest on the debt security, subject to, in the case of subordinated debt securities, any applicable subordination provisions of the subordinated debt indenture and any supplement thereto, on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment, subject to the conditions set forth in the applicable indenture.

     Each indenture requires us to furnish to the trustee annually a certificate as to our compliance with such indenture. Each indenture also requires us to pay and cause each of our subsidiaries to pay all material taxes, assessments and governmental levies, except as contested in good faith and for which appropriate provision has been made. Finally, each indenture requires us to do all things necessary to preserve our corporate existence and the corporate or limited partnership existence of our subsidiaries, our rights, licenses and franchises, so long as any such rights, licenses, franchises or corporate or limited partnership existence of our subsidiaries are deemed desirable in the conduct of our business.

SATISFACTION AND DISCHARGE

     We can discharge or defease our obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Subject to certain other conditions, we may effect a discharge by irrevocably depositing with the trustee cash or, in the case of debt securities payable in dollars, United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and other amounts, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits us and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation and the assumption of our covenants under such indenture and the debt securities consistent with the terms of that indenture;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium or other amounts, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount or accreted value of any debt security, or the rate of interest or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal or accreted value payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or other amounts or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived;

     - change the conversion ratio or otherwise impair conversion rights except as provided in the relevant indenture;

     - change any of the redemption provisions;

     - directly or indirectly release any of the collateral or security interest or guarantee in respect of the debt securities;

     - impair the right of any holder of a debt security to receive payment of principal of or premium or other amounts or interest, if any, on that holder's debt securities on or after their respective due dates, or to institute a suit for the enforcement of any payment on or with respect to those debt securities; or

     - change any obligations to pay additional amounts under the applicable indentures.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indentures.

     We may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

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

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, we may elect either

     - to be discharged from all our obligations in respect of debt securities of any series, except for our obligations to execute, authenticate, deliver and date debt securities, to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to furnish to the trustee a list of names and addresses of holders of debt securities of any series, to maintain paying agencies and to hold in trust monies for punctual payment of principal and interest of the debt securities of such series to the applicable holders of record (we will refer to this discharge as "defeasance"), or

     - to be released from our obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium, other amounts and interest on the debt securities of that series when due. We may establish such a trust only if, among other things, we have received an opinion of counsel to the effect that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     We may exercise the defeasance option with respect to debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into common stock or other of our securities will be set forth in an applicable prospectus supplement. Those terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. U.S. Bank Trust National Association currently serves as trustee under the indentures governing several issues of our debt securities and those of MeriStar Partnership.

     The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

GOVERNING LAW

     The indentures will be governed by the laws of the State of New York.

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

                      DESCRIPTION OF WARRANTS OF MERISTAR

     For purposes of this section, the terms "we," "our," "us" and "MeriStar' refer only to MeriStar Hospitality Corporation and not its subsidiaries.

     MeriStar may issue warrants to purchase shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities. Warrants may be issued, subject to regulatory approvals, independently or together with any shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities and may be attached to or separate from such shares of common stock or preferred stock, depositary shares relating to preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between MeriStar and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of MeriStar in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth some general terms and provisions of the warrants offered by this prospectus. Further terms of the warrants and the applicable Warrant Agreement will be set forth in the applicable prospectus supplement. The Warrant Agreement for a particular series of warrants will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of the warrants;

     - the securities, which may include shares of common stock, preferred stock, depositary shares relating to preferred stock or debt securities, for which the warrants are exercisable;

     - the price or prices at which the warrants will be issued;

     - the periods during which the warrants are exercisable;

     - the number of shares of common stock, preferred stock, depositary shares relating to preferred stock or the amount of debt securities for which each warrant is exercisable;

     - the exercise price for the warrants, including any changes to or adjustments in the exercise price;

     - the currency or currencies, including composite currencies, in which the exercise price of the warrants may be payable;

     - if applicable, the designation and terms of the series of preferred stock or depositary shares relating to preferred stock with which the warrants are issued;

     - if applicable, the terms of the debt securities with which the warrants are issued;

     - the number of warrants issued with each share of common stock, preferred stock or depositary shares relating to preferred stock;

     - if applicable, the date on and after which the warrants and the related common stock, preferred stock, depositary shares relating to preferred stock or debt securities will be separately transferable;

     - any listing of the warrants on a securities exchange;

     - if applicable, a discussion of material United States federal income tax consequences and other special considerations with respect to any warrants; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

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

             DESCRIPTION OF DEBT SECURITIES OF MERISTAR PARTNERSHIP

     MeriStar Partnership may issue senior or subordinated debt securities. The senior debt securities will constitute part of its senior debt, will be issued under a senior debt indenture and will rank on a parity with all of its other unsecured and unsubordinated debt. The subordinated debt securities will be issued under its subordinated debt indenture and will be subordinate and junior in right of payment, as set forth in the subordinated debt indenture, to all of MeriStar Partnership's senior indebtedness. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter for which financial statements are available. MeriStar Partnership refers to each of its senior debt indenture and its subordinated debt indenture individually as an "indenture" and collectively as the "indentures." The forms of the indentures are exhibits to the registration statement MeriStar Partnership filed with the SEC, of which this prospectus is a part.

     In addition, MeriStar Hospitality Finance Corp. III, a wholly-owned subsidiary of MeriStar Partnership, may act as a co-issuer with MeriStar Partnership for purposes of the indentures under which some of the securities offered by this prospectus are issued. MeriStar Hospitality Finance Corp. III was formed by MeriStar Partnership to act as co-issuer under the indentures and has no material assets or operations.

     MeriStar Partnership has summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

GENERAL

     The debt securities that may be offered under the indentures are not limited in aggregate principal amount. MeriStar Partnership may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of MeriStar Partnership's general partner or in a supplement to the indenture relating to that series.

     The prospectus supplement, including any related pricing supplement, relating to any series of debt securities that MeriStar Partnership may offer will state the price or prices at which the debt securities will be offered, and will contain the specific terms of that series. These terms may include the following:

     - the title of the series of debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities or any combination thereof;

     - the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which principal and premium and other amounts, if any, on the debt securities will be payable or the manner of their determination;

     - the terms and conditions, if any, under which the debt securities may be converted into or exchanged for interests in MeriStar Partnership or other securities;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of calculating the rate or rates of interest, the method of payment of interest, in particular, whether the interest will be paid in kind or otherwise, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

     - the place or places where the principal of, premium and other amounts, if any, and interest on the debt securities will be payable;

     - any covenant to which MeriStar Partnership or its subsidiaries may be subject with respect to the debt securities,

     - the place or places where the debt securities may be exchanged or transferred;

     - the terms and conditions upon which MeriStar Partnership may redeem the debt securities, in whole or in part, at its option;

     - the terms and conditions upon which MeriStar Partnership may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event, passage of time or at the option of a holder;

     - the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

     - if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal of, premium and other amounts, if any, and interest on the debt securities will or may be payable, or in which the debt securities shall be denominated, and any particular related provisions;

     - if MeriStar Partnership or a holder may elect that payments of principal of, premium and other amounts, if any, or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which such payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to such payments will be determined, and any particular related provisions;

     - if the amount of payments of principal of, premium and other amounts, if any, and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

     - if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

     - the applicability of the provisions described in "-- Defeasance and Covenant Defeasance" below;

     - the events of default;

     - whether the subordination provisions summarized below or different subordination provisions will apply to any debt securities that are subordinated debt securities;

     - any agents for the debt securities, including trustees, depositories, authenticating, conversion, calculation or paying agents, transfer agents or registrars;

     - any provisions relating to the satisfaction and discharge of the debt securities;

     - if MeriStar Partnership will issue the debt securities in whole or in part in the form of global securities;

     - whether the debt securities will have the benefits of any guarantee and, if so, the identity of the guarantors and the terms and provisions applicable to any such guarantee; and

     - any other terms of the debt securities.

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

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." Alternatively, debt securities may be sold in a package with another security and the allocation of the offering price between the two securities may have the effect of offering debt securities at an original issue discount, in which case the debt security will be an "original issue discount security." "Original issue discount securities" might bear no interest or interest at a rate below the prevailing market rate at the time of issuance. In addition, less than the entire principal amount of these securities may be payable upon declaration of acceleration of their maturity. MeriStar Partnership will summarize material United States federal income tax considerations and other special considerations that may be applicable to holders of original issue discount securities in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, the principal of, premium and other amounts, if any, and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office or agency maintained by MeriStar Partnership for such purpose in New York and at any other office or agency maintained for that purpose to the person in whose name the registered debt security is registered at the close of business on the regular record date for these payments. We will pay principal and premium and other amounts on registered debt securities only against surrender of these debt securities. If we issue debt securities in bearer form, the prospectus supplement or term sheet will describe where and how payment will be made. Unless otherwise provided, MeriStar Partnership will issue the debt securities in denominations of $1,000 or integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but MeriStar Partnership may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

     All money paid by MeriStar Partnership to a paying agent for the payment of principal of, premium or other amounts, if any, or interest on any debt security which remains unclaimed for one year after the principal, premium or other amounts or interest has become due and payable may be repaid to MeriStar Partnership, and thereafter the holder of the debt security may look only to MeriStar Partnership for payment of those amounts.

     In the event of any redemption, MeriStar Partnership will not be required to

     - issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, and ending on the date of the mailing; or

     - register the transfer of or exchange any debt security, or portion of a debt security, called for redemption or, with respect to which a holder has exercised an option to require repurchase of the debt security prior to the stated maturity, except the unredeemed portion or portion not being repurchased of any debt security being redeemed or repurchased in part.

GLOBAL DEBT SECURITIES AND BOOK-ENTRY SYSTEM

     The following provisions will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of that series will be issued in book-entry form and will be represented by one or more global securities registered in the name of The Depository Trust Company, New York, or its nominee. This means that MeriStar Partnership will not issue certificates to each holder of a beneficial interest in the debt securities. Each global security will be issued as fully registered securities in the name of DTC's nominee. DTC will keep a computerized record of its participants, such as your broker, whose clients have purchased debt securities. Each participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

     Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

     The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds the securities that its participants deposit. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its participants are on file with the SEC.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant.

     DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

     MeriStar Partnership will wire payments of principal, premium and other amounts, if any, and interest to DTC's nominee. MeriStar Partnership and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, MeriStar Partnership, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or MeriStar Partnership.

     Conveyance of notices and other communications by DTC to participants, and by participants to holders of beneficial interests in the debt securities, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Holders of beneficial interests in the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to those debt securities, such as redemptions, tenders, defaults, and proposed amendments to any security documents. Holders of beneficial interests in the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to them, or in the alternative, such holders may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the relevant indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the relevant indenture. MeriStar Partnership will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

     - DTC notifies MeriStar Partnership that it is unwilling or unable to continue as depositary, or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by MeriStar Partnership within 90 days;

     - a default or event of default under the relevant series of debt securities has occurred and is continuing and the registrar for those debt securities has received a written request from DTC to issue certificated debt securities; or

     - MeriStar Partnership determine not to require all of the debt securities of a series to be represented by a global security.

     If MeriStar Partnership issues debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have debt securities equal in principal amount or accreted value, as the case may be, to the beneficial interest registered in its name and will be entitled to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and any multiple of $1,000 and will be issued in registered form only, without coupons.

INDENTURES

     Debt securities that will be senior debt will be issued under a senior indenture between MeriStar Partnership and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association as trustee. MeriStar Partnership calls that indenture, as it may be supplemented from time to time, the "senior debt indenture." Debt securities that will be subordinated debt will be issued under a subordinated indenture between MeriStar Partnership and, unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association, as trustee. MeriStar Partnership calls that indenture, as it may be supplemented from time to time, the "subordinated debt indenture." MeriStar Partnership refers to the trustee under each of these indentures as the "senior debt indenture trustee" or as the "subordinated debt indenture trustee" as the context may require.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit MeriStar Partnership from making payments on these securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of the senior indebtedness of MeriStar Partnership as defined in the subordinated debt indenture.

     Unless otherwise provided in the applicable prospectus supplement, the subordination provisions of the subordinated debt indenture will apply to subordinated debt securities. The subordinated debt indenture provides that, unless all principal of and any premium and other amounts and interest on the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment of principal of, or any premium or other amounts or interest on, any subordinated debt securities may be made in the event:

     - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving MeriStar Partnership or a substantial part of our property;

     - that a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness or there has occurred any other event of default concerning senior indebtedness that permits the holder or holders of the senior indebtedness or a trustee with respect to senior indebtedness to accelerate the maturity of the senior indebtedness, with notice or passage of time, or both, and that event of default has continued beyond the applicable grace period, if any, and that default or event of default has not been cured or waived or has not ceased to exist and any related acceleration has been rescinded; or

     - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to us or the persons making payment or distributions as the case may be. Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

     The prospectus supplement may include a description of additional terms implementing the subordination feature.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     MeriStar Partnership may not consolidate or merge with or into any other person, whether or not MeriStar Partnership is the surviving corporation or entity, or convey, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons unless:

     - MeriStar Partnership is the continuing entity or the person, if other than MeriStar Partnership, formed by such consolidation or with which or into which MeriStar Partnership is merged or the person to which all or substantially all its properties and assets as an entirety or substantially as an entirety are conveyed, transferred or leased is a corporation or other entity organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes MeriStar Partnership's obligations under the debt securities and each indenture; and

     - immediately after giving effect to the transaction, there is no default and no event of default under the relevant indenture.

     If MeriStar Partnership consolidates with or merges into any other corporation or entity or conveys, transfers or leases all or substantially all of its property and assets as described in the preceding paragraph, the successor corporation or entity shall succeed to and be substituted for MeriStar Partnership, and may exercise its rights and powers under the indentures, and thereafter, except in the case of a lease, MeriStar Partnership will be relieved of all obligations and covenants under the indentures and all outstanding debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable prospectus supplement, "events of default" under each indenture with respect to debt securities of any series will include:

     - default in the payment of interest on any debt security of that series when due that continues for a period of 30 days;

     - default in the payment of principal of or premium or other amounts on any debt security of that series when due;

     - default in the deposit of any sinking fund payment on that series for five days after it becomes due;

     - failure to comply with any of our other agreements contained in the indenture for a period of 60 days after written notice to MeriStar Partnership in accordance with the terms of the indenture;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other events of default specified in the applicable prospectus supplement.

     No event of default with respect to a particular series of debt securities, except as to certain events involving bankruptcy, insolvency or reorganization with respect to MeriStar Partnership, necessarily constitutes an event of default with respect to any other series of debt securities.

     In general, each indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default, except a default in payment on any debt security or in the deposit of any sinking fund payment with respect to a debt security, if the trustee determines it is in the best interest of the holders of that series to do so.

     If there is a continuing event of default, other than an event of default involving an event of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of an affected series may require MeriStar Partnership to repay immediately the unpaid principal, or if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of and interest on all debt securities of that series. If an event of default occurs which involves a bankruptcy, insolvency or reorganization, then all unpaid outstanding principal amounts and accrued interest on all debt securities of each series will immediately become due and payable, without any action by the trustee or any holder of debt securities. Subject to certain conditions, the holders of a majority in principal amount of the debt securities of a series may rescind our obligation to accelerate repayment and may waive past defaults, except a default in payment of the principal of and premium and other amounts, if any, and interest on any debt security of that series and some covenant defaults under the terms of that series.

     Under the terms of each indenture, the trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity from the holders of debt securities. Subject to limitations specified in each indenture, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may decline to follow that direction if it would involve the trustee in personal liability or would be illegal or unduly prejudicial to holders not joining in such direction. During a default, the trustee is required to exercise the standard of care and skill that a prudent person would exercise under the circumstances in the conduct of his or her own affairs.

     If for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the principal of, or premium, other amounts or interest, if any, on the debt securities of any series into a currency in which a judgment will be rendered, the rate of exchange used will be the prevailing rate on the New York banking day preceding the day on which a final unappealable judgment is given. MeriStar Partnership will be discharged of its obligations to make the payments in the applicable currency upon actual receipt by the payee of the full amount expressed to be payable in such currency.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and other amounts, if any, and interest on the debt security, subject to, in the case of subordinated debt securities, any applicable subordination provisions of the subordinated debt indenture and any supplement thereto, on or after the due dates expressed in the debt security and to institute suit for the enforcement of any such payment, subject to conditions set forth in the applicable indenture.

     Each indenture requires MeriStar Partnership to furnish to the trustee annually a certificate as to its compliance with such indenture. Each indenture also requires MeriStar Partnership to pay and cause each of its subsidiaries to pay all material taxes, assessments and governmental levies, except as contested in good faith and for which appropriate provision has been made. Finally, each indenture requires MeriStar

Partnership to do all things necessary to preserve its limited partnership existence and the corporate or limited partnership existence of its subsidiaries, its rights, licenses and franchises, so long as any such rights, licenses, franchises or corporate or limited partnership existence of MeriStar Partnership's subsidiaries are deemed desirable in the conduct of MeriStar Partnership's business.

SATISFACTION AND DISCHARGE

     MeriStar Partnership can discharge or defease its obligations under the indentures as stated below or as provided in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, MeriStar Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. Subject to certain other conditions, MeriStar Partnership may effect a discharge by irrevocably depositing with the trustee cash or, in the case of debt securities payable in dollars, United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and other amounts, if any, and interest on the debt securities and any mandatory sinking fund payments.

MODIFICATION OF THE INDENTURES

     Each indenture permits MeriStar Partnership and the relevant trustee to amend the indenture without the consent of the holders of any of the debt securities:

     - to evidence the succession of another corporation or other entity and the assumption of MeriStar Partnership's covenants under the relevant indenture and the debt securities consistent with the terms of that indenture;

     - to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

     - to cure any ambiguity, defect or inconsistency; and

     - for other purposes as described in each indenture.

     Each indenture also permits MeriStar Partnership and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each such series voting as a class, to add any provisions to or change or eliminate any of the provisions of such indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no such amendment may:

     - change the maturity of the principal of or premium or other amounts, if any, or any installment of principal or interest on any debt security;

     - reduce the principal amount or accreted value of any debt security, or the rate of interest or accretions or any premium or other amounts payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of any of the foregoing is determined;

     - reduce the amount of principal or accreted value payable upon acceleration of maturity;

     - change the place of payment where, or the currency or currency unit in which, any debt security or any premium or other amounts or interest on the debt security is payable;

     - reduce the percentage in principal amount of affected debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

     - modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived;

     - change the conversion ratio or otherwise impair conversion rights except as provided in the relevant indenture;

     - change any of the redemption provisions;

     - directly or indirectly release any of the collateral or security interest or guarantee in respect of the debt securities;

     - impair the right of any holder of a debt security to receive payment of principal of or premium or other amounts or interest, if any, on that holder's debt securities on or after their respective due dates, or to institute a suit for the enforcement of any payment on or with respect to those debt securities; or

     - change any obligations to pay additional amounts under the applicable indentures.

     The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, MeriStar Partnership's compliance with some restrictive provisions of the indentures.

     MeriStar Partnership may not amend the subordinated debt indenture to alter the subordination of any outstanding subordinated debt securities in a manner adverse to the holders of senior indebtedness without the written consent of the holders of senior indebtedness then outstanding under the terms of such senior indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

     Except as provided in the applicable prospectus supplement, MeriStar Partnership may elect either

     - to be discharged from all its obligations in respect of debt securities of any series, except for its obligations to execute, authenticate, deliver and date debt securities, to register the transfer or exchange of debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to furnish to the trustee a list of names and addresses of holders of debt securities of any series, to maintain paying agencies and to hold monies in trust for punctual payment of principal and interest of the debt securities of such series to applicable holders of record (we will refer to this discharge as "defeasance"), or

     - to be released from its obligations to comply with some restrictive covenants applicable to the debt securities of any series (we will refer to this release as "covenant defeasance");

in either case upon the deposit with the trustee, or other qualifying trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium, other amounts and interest on the debt securities of that series when due. MeriStar Partnership may establish such a trust only if, among other things, it has received an opinion of counsel to the effect that the holders of debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the relevant indenture.

     MeriStar Partnership may exercise the defeasance option with respect to debt securities notwithstanding its prior exercise of the covenant defeasance option. If MeriStar Partnership exercises the defeasance option, payment of the debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

CONVERSION RIGHTS

     The terms and conditions, if any, on which debt securities being offered are convertible into partnership interests or other securities will be set forth in an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or MeriStar Partnership, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

REGARDING THE TRUSTEE

     Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, U.S. Bank Trust National Association will serve as the senior debt indenture trustee and as the subordinated debt indenture trustee. U.S. Bank Trust National Association currently serves as trustee under the indentures governing several issues of our debt securities and those of MeriStar Partnership.

     The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates, provided, however, that if it acquires any conflicting interest as described under the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

GOVERNING LAW

     The indentures will be governed by the laws of the State of New York.

                         DESCRIPTION OF THE GUARANTEES

     For purposes of this section, the term "MeriStar" refers only to MeriStar Hospitality Corporation and not its subsidiaries.

     MeriStar may from time to time guarantee the obligations of MeriStar Partnership relating to its debt securities issued under this prospectus.

     Some of the direct and indirect wholly-owned subsidiaries of MeriStar may guarantee the obligations of MeriStar and/or MeriStar Partnership relating to the debt securities of either of them issued under this prospectus.

     The specific terms and provisions of each guarantee, including any provisions relating to the subordination of any guarantee, will be described in the applicable prospectus supplement. The obligations of each guarantor under its guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in four ways:

     - through agents,

     - through underwriters,

     - through dealers and

     - directly to one or more other purchasers.

     We may designate agents from time to time to solicit offers to purchase these securities. We will name any such agent, who may be deemed to be an "underwriter", as that term is defined in the Securities Act and state any commissions we are to pay to that agent in the applicable prospectus supplement. That agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

     If we use any underwriters to offer and sell these securities, we will enter into an underwriting agreement with those underwriters when we and they determine the offering price of the securities, and we will include the names of the underwriters and the terms of the transaction in the applicable prospectus supplement.

     If we use a dealer to offer and sell these securities, we will sell the securities to the dealer, as principal, and will name the dealer in the applicable prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by that dealer at the time of resale.

     Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent, in each case, less other expenses attributable to issuance and distribution. We will include in the prospectus supplement relating to each offering all the amounts described in the preceding sentence.

     Sales of shares of common stock and other securities also may be effected from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the New York Stock Exchange or any other national securities exchange or automated trading and quotation system on which the common stock or other securities are listed, in the over-the-counter market, in negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of common stock offered under this prospectus will be listed on the New York Stock Exchange, subject to notice of issuance.

     Each issue of preferred stock, depositary shares relating to preferred stock, warrants and debt securities will be a new issue of securities with no established trading market. It has not been established whether the underwriters, if any, of the securities will make a market in these securities. If a market in the preferred stock, depositary shares relating to the preferred stock, warrants or debt securities is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

     In order to facilitate the offering of the securities offered under this prospectus, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as "remarketing firms," acting as principals for their own accounts or as agents for us, may offer and sell these securities as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by some purchasers to purchase offered securities from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities will be passed upon for each issuer by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters, if any, by Simpson Thacher & Bartlett, New York, New York, or by the counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of MeriStar Hospitality Corporation as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, and the financial statement schedule of real estate and accumulated depreciation have been incorporated by reference in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of MeriStar Hospitality Operating Partnership, L.P. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, and the financial statement schedule of real estate and accumulated depreciation and supplementary consolidating information have been incorporated by reference in the registration statement, in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $500,000,000

                        MERISTAR HOSPITALITY CORPORATION
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                    WARRANTS
                      GUARANTEES OF THE DEBT SECURITIES OF
                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.
                            ------------------------

                MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                     MERISTAR HOSPITALITY FINANCE CORP. III

                                DEBT SECURITIES
                            ------------------------
                                   PROSPECTUS

                                  MAY 9, 2002

                            ------------------------

     No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of MeriStar, MeriStar Partnership, MeriStar Hospitality Finance Corp. III or any subsidiary guarantor that has guarantees registered under this prospectus since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

     Broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                               12,000,000 Shares

                    [MERISTAR HOSPITALITY CORPORATION LOGO]

                                  Common Stock

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 April 23, 2004

                          ---------------------------

                                LEHMAN BROTHERS